UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Kelly Services, Inc.

(Name of Registrant as Specified In Its Charter)

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2019 PROXY STATEMENT

Notice of 2019 Annual Meeting of
Shareholders and Proxy Statement

MAY 8, 2019

Kelly Services Corporate Headquarters
999 West Big Beaver Road
Troy, Michigan 48084-4716

KELLY®

April 8, 2019

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Kelly Services, Inc., which will be held at 11:00 a.m. Eastern Daylight Time on Wednesday, May 8, 2019. The meeting will be held in the Auditorium located on the first floor of our headquarters building at 999 West Big Beaver Road, Troy, Michigan 48084-4716.

YOUR VOTE IS IMPORTANT TO US

As explained in the enclosed Proxy Statement, at this year’s meeting Class B Shareholders will be asked to vote on the election of directors, a non-binding advisory vote on executive compensation, and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019.

Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope, or vote by telephone or via the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting by following the steps described in the Proxy Statement.

STRENGTHENING CORPORATE GOVERNANCE

The Kelly board is committed to high governance standards for the benefit of our shareholders and stakeholders. Using governance best practices as a guide, we carefully examine governance matters and make recommendations that would further strengthen the board and its relationship with Kelly’s executive management team. Here are some key actions and accomplishments we have achieved together in 2018:

•	Our Board of Directors elected a new Independent Chairman. This was an important transition of leadership responsibilities to help ensure business continuity at Kelly into the future.

•	We worked with executive management to establish an aggressive new strategic direction for the company, one that would benefit shareholders and other Kelly stakeholders long into the future.

•

We continue to work closely with Kelly leadership to encourage ongoing improvements, to take actions in support of a strong pay-for-performance program for executive management, and instill a robust culture of accountability for both the board and management.

•

We voluntarily adhere to the more stringent Nasdaq requirements for traditional, publicly held companies, despite being considered a “controlled public company” by Nasdaq (as more than 90% of our voting shares are held in trust in the name of a founding family member).

•

We work hard to ensure that Kelly’s board of directors remains a diverse body comprised of experienced individuals of various professional backgrounds, genders, ages and ethnicities. More than 30% of our directors are women; more than 20% are ethnically diverse; nearly 70% are independent; and 44% are former or sitting CEOs.

Most importantly, we all strive to exemplify the bedrock values established by Kelly’s founder, William Russell Kelly, who insisted that everyone at the company act with integrity, treat every person with respect, and always do the right thing.

We appreciate the strong support of our shareholders over the years and we look forward to seeing you at the meeting.

Sincerely,
DONALD R. PARFET Chairman of the Board

GEORGE S. CORONA
President and Chief Executive Officer

KELLY SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

Kelly Services, Inc.:

We are pleased to invite you to join our Board, senior leadership and other associates of Kelly Services, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Shareholders, to be held at the offices of the Company, 999 West Big Beaver Road, Troy, Michigan 48084-4716, on Wednesday, May 8, 2019 at 11:00 a.m., Eastern Daylight Time. The purposes of the Annual Meeting are:

1.	To elect Directors as set forth in the accompanying Proxy Statement;

2.	To approve, by advisory vote, the Company’s executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year; and

4.	To transact any other business as may properly come before the Meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS B SHAREHOLDERS VOTE FOR EACH DIRECTOR NOMINEE AS SET FORTH IN PROPOSAL 1, FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS SET FORTH IN PROPOSAL 2, AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS SET FORTH IN PROPOSAL 3.

Only holders of record of the Company’s Class B common stock at the close of business on the Record Date, March 18, 2019, are entitled to notice of and to vote at the Meeting.

Please vote your shares by Internet, telephone, or by mail using the enclosed envelope, which requires no postage. We encourage you to vote promptly.

April 8, 2019	By Order of the Board of Directors

999 West Big Beaver Road Troy, Michigan 48084-4716	JAMES M. POLEHNA Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 8, 2019.

The following materials, also included with the Notice of Annual Meeting of Shareholders, are available for view on the Internet:

• Proxy Statement for the Annual Meeting of Shareholders

• Annual Report to Shareholders, including Form 10-K, for the year ended December 30, 2018.

To view the Proxy Statement or Annual Report visit: www.envisionreports.com/kelyb.

Please refer to the enclosed Proxy Card and Proxy Statement for information on voting options:

Internet — Scan QR Code — Telephone — Mail

Senior Executive Severance Plan	56

General Severance	57

Treatment of Long-Term Inventive Awards	57

CEO Pay Ratio	61

Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the 2019 Fiscal Year	63

Audit and Non-Audit Fees	63

Report of the Audit Committee	64

Questions and Answers About the Proxy Statement and the Annual Meeting	65

Proxy Summary

PROXY SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and Kelly’s 2018 Annual Report before you vote.

2019 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 8, 2019

Time:	11:00 a.m., Eastern Daylight Time

Place:	Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084-4716

Record Date:	Close of Business, Eastern Daylight Time, March 18, 2019

Voting:	Class B Shareholders as of the Record Date are entitled to vote. Each share of Class B common stock is entitled to one vote for each Director Nominee and one vote for each of the other proposals to be voted on. Only holders of record of the Company’s Class B common stock as of the Record Date are entitled to notice of and to vote at the meeting.

Admission:	All holders of the Company’s Class A and Class B common stock are invited to attend the Annual Meeting of Shareholders.

HOW TO CAST YOUR VOTE

Your vote is important. Please cast your vote as early as possible.

Shareholders of record, who hold Class B shares registered in their names, can vote by:

Internet at www.envisionreports.com/kelyb	QR code - Scan and vote with your mobile device	Calling 1-800-652-VOTE (8683) within the U.S., U.S. territories & Canada on a touch tone telephone	Mail - Return the signed proxy card

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Daylight Time, on May 7, 2019. If you vote by mail, your proxy card must be received before the Annual Meeting.

Beneficial owners, who own shares through a bank, brokerage firm, or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by the bank, broker, or other organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting. If you plan to vote your shares at the meeting, please promptly request a legal proxy from your broker, as you will need to bring this with you to the meeting in order to vote your shares. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible.

Proxy Summary

MEETING AGENDA AND VOTING RECOMMENDATIONS

Voting Matters		Board’s Recommendation		Page Reference (for more detail)
Proposal 1.	Election of nine Directors	✓	FOR Each Nominee	13
Proposal 2.	Advisory vote to approve the Company’s Executive Compensation	✓	FOR	31
Proposal 3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year	✓	FOR	63

Proxy Summary

DIRECTOR NOMINEES

The following table provides summary information about each Director nominee. Each Director is elected annually by a plurality vote.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Donald R. Parfet	66	2004	Managing Director, Apjohn Group, LLC (2001 – present); General Partner, Apjohn Ventures Fund (2003 – present); General Partner, Apjohn Ventures Annex Fund (2010-present); Director, Rockwell Automation, Inc. (2008 – present); Director, MASCO Corporation (2012 – present); Director, Sierra Oncology, Inc. (2015 – present).	Yes	(Chairman of the Board since 2018); Audit; Compensation; Governance	3
George S. Corona	60	2017	President and Chief Executive Officer, Kelly Services, Inc. (2017 – present); Executive Vice President and Chief Operating Officer, Kelly Services, Inc. (2009 – 2017).	No	—	—
Carol M. Adderley	59	2010	Writer and Researcher in the Humanities.	No	Governance (Vice Chair)	—
Gerald S. Adolph	65	2018	Director, NAACP Legal Defense and Education Fund (1998 – present); Director, Cintas Corporation (2006 – present); Director, Cardinal Spellman High School Board (2010 – present); Senior Partner and other executive positions, Booz & Co. (1981 – 2016).	Yes	Audit; Compensation; Governance	1
Robert S. Cubbin	61	2014	Director, Huntington Bancshares Incorporated (2017 – present); Director, First Merit Corporation (2013 – 2017); President and Chief Executive Officer, Meadowbrook Insurance Group, Inc. (2002 – 2016).	Yes	Audit; Compensation (Chair); Governance	1
Jane E. Dutton	66	2004	Robert L. Kahn Distinguished University Professor Emeritus of Business Administration and Psychology, The University of Michigan Business School (2017 – present); Robert L. Kahn Distinguished University Professor of Business Administration and Psychology, The University of Michigan Business School (2007 – 2017).	Yes	Compensation; Governance (Chair)	—
Terrence B. Larkin	64	2010	Executive Vice President, Business Development, General Counsel and Corporate Secretary, Lear Corporation (2008 – present).	Yes	Audit (Vice Chair); Compensation	—
Leslie A. Murphy	67	2008	President and CEO, Murphy Consulting, Inc. (2008 – present); Certified Public Accountant; Member of AICPA’s Governing Council (2000 – present); Member of NACD Advisory Councils on Audit Committee Issues and Risk Oversight (2012 – present); Director, Detroit Legal News Company (2012 – present); Director, Loop Industries, Inc. (2017 - present).	Yes	Audit (Chair); Compensation (Vice Chair)	2
Takao Wada	56	2019	Director and Senior Executive Officer, PERSOL HOLDINGS CO., LTD. (2016—present); President and Representative Director, PERSOL TEMPSTAFF CO., LTD. (2016 – present); Executive Vice President and Representative Director, PERSOL TEMPSTAFF CO., LTD. (2015-2016); Executive Vice President and Director, PERSOL TEMPSTAFF CO., LTD. (2013 – 2015).	No	—	1

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing shareholder interests. Our corporate governance practices are described in greater detail in the Corporate Governance section. Highlights include:

•	annual election of all Directors

•	added an independent Director in 2018

•	six out of nine Board members are independent

•	independent Chairman of the Board

•	experienced, diverse Board membership

•	executive sessions of independent Directors held in connection with the majority of regular Board meeting

•	average Board attendance of 92% during 2018

•	independent Audit and Compensation Committees, and a majority-independent Corporate Governance and Nominating Committee

•	strong Board and Audit Committee leadership in the oversight of enterprise risk management

•	annual review of committee charters, Corporate Governance Principles, and Code of Business Conduct and Ethics to maintain effective oversight and governance practices

•	annual Board and Committee self-evaluations

•	oversight of the development and assessment of Senior Officers and key senior management

•	CEO and Senior Officer succession plans overseen by the Board and Compensation Committee

•	long-standing commitment to sustainability and corporate social responsibility

•	policy prohibiting short sales, hedging, pledging, and margin accounts

•	Committees may engage independent advisors at their sole discretion

CONNECTING PEOPLE TO WORK IN WAYS THAT ENRICH THEIR LIVES

Proxy Summary

FINANCIAL AND OPERATING HIGHLIGHTS

Kelly delivered a solid year in 2018 despite a tight labor market. A growing U.S. economy and historic low unemployment rates made recruiting more challenging in 2018 and increased the time and expense required to fill positions. The ability to deliver good results, in a challenging business environment, is a testament to the flexibility and resourcefulness of Kelly’s teams.

2018 TOTAL COMPANY

2018 OPERATING EARNINGS BY SEGMENT

Kelly’s business is aligned into three segments to reflect customer buying behavior and the Company’s operational structure.

Americas Staffing is local/branch-delivered staffing business in the U.S., Puerto Rico, Canada, Mexico, and Brazil.
Global Talent Solutions (GTS) includes Kelly’s global Outsourcing and Consulting Group (OCG) business, and centralized staffing operations in the U.S., Canada, and Puerto Rico.

International Staffing includes Kelly’s EMEA staffing business.

FINANCIAL MEASURES

The constant currency (“CC”) change amounts refer to the year-over-year percentage changes resulting from translating 2018 financial data into U.S. dollars using the same foreign currency exchange rates used to translate financial data for 2017. We believe that CC measurements are a useful measure, indicating the actual trends of our operations without distortion due to currency fluctuations. We use CC results when analyzing the performance of our segments and measuring our results against those of our competitors. Additionally, substantially all of our foreign subsidiaries derive revenues and incur cost of services and selling, general and administrative expenses (“SG&A”) within a single country and currency which, as a result, provides a natural hedge against currency risks in connection with their normal business operations.

CC measures are non-GAAP (Generally Accepted Accounting Principles) measures and are used to supplement measures in accordance with GAAP. Our non-GAAP measures may be calculated differently from those provided by other companies, limiting their usefulness for comparison purposes. Non-GAAP measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Reported and CC percentage changes in the following tables were computed based on actual amounts in thousands of dollars.

Return on sales (earnings from operations divided by revenue from services) and conversion rate (earnings from operations divided by gross profit) in the following tables are ratios used to measure the Company’s operating efficiency.

(1)	Conversion rate represents earnings from operations as a percentage of gross profit, or return on gross profit
(2)	Comparisons represented in constant currency
(3)	Excludes Q1 2017 restructuring charges
(4)	Excludes loss on investment in Persol, net of tax, and the impact of the 2017 U.S. tax law changes

Proxy Summary

EXECUTIVE COMPENSATION HIGHLIGHTS

What We Do	What We Don’t Do
• Align pay with performance through the use of balanced performance measures across strategic business objectives in both short- and long-term incentives for Senior Officers	• Provide employment agreements for Senior Officers • Guarantee bonus arrangements with our Senior Officers

•  Align executive compensation with shareholder returns through performance-based equity incentive awards

•  Annual review of performance measures and goals for our annual and long-term incentive plans by the independent Compensation Committee to ensure we use diversified measures with challenging, but attainable targets

•  Require the achievement of a minimum acceptable level of financial performance in order for any payment to be made pursuant to the Short-Term Incentive Plan (“STIP”)

•  Include caps on individual incentive payouts in incentive plans

•  Require stock ownership and retention of a portion of equity-based awards by Senior Officers

•  Hold an annual “say-on-pay” shareholder advisory vote on executive compensation

•  Retain an independent executive compensation consultant to the Compensation Committee of the Board of Directors

•  Regular review of executive compensation governance market practices, particularly when considering the adoption of new practices or changes in existing programs or policies

•  Conduct annual assessments of any potential risks in our incentive compensation programs and policies and related internal controls

•  Annually review share utilization, burn rate and dilution levels resulting from our compensation practices with the Compensation Committee

•  Maintain an insider trading policy that requires Directors, Senior Officers, and other designated Officers of the Company to contact our Corporate Secretary prior to sales or purchases of common stock

•  Maintain a double-trigger for the accelerated vesting provisions under the Equity Incentive Plan (“EIP”) and the Senior Executive Severance Plan

•  Condition severance benefits for Senior Officers on compliance with restrictive covenants

•  Allow Directors or Senior Officers to engage in hedging or pledging of Company securities

•  Allow the repricing or backdating of equity awards

•  Beginning with 2017 grants to Executive Officers, pay dividend equivalents on unvested restricted stock units until performance hurdle has been achieved and vesting period has been completed

•  Pay dividends on performance share awards

•  Provide excise tax gross-ups upon change-in-control

•  Grant incentive awards to Senior Officers that are not subject to the Company’s Incentive Compensation Recovery (“Clawback”) Policy

•  Accrue additional retirement benefits under any supplemental executive retirement plans (“SERPs”)

•  Provide excessive perquisites

Proposal 1: Election of Directors

PROPOSAL 1 - ELECTION OF DIRECTORS

Under our Restated Certificate of Incorporation, the Board of Directors is to consist of no fewer than five and no more than eleven members, the exact number of Directors to be determined from time to time by the Board. As of the date of the mailing of this Proxy Statement, the number of Directors constituting the whole Board has been fixed at nine. Directors are elected annually for one-year terms. Each of the current Directors is a nominee for election at the Annual Meeting, except for Mr. Takahashi who will not stand for re-election. In his place, Mr. Takao Wada of Persol has been nominated for election as a director at the Annual Meeting.

Director Independence and Tenure

Our Board of Directors is responsible for overseeing the management of the business of the Company.

On February 14, 2019, our Board affirmatively determined that Directors G.S. Adolph, R.S. Cubbin, J.E. Dutton, T.B. Larkin, L.A. Murphy, and D.R. Parfet, representing a majority of the Board, are independent pursuant to the Nasdaq Global Market (“Nasdaq”) listing standards, and that none of them had a material relationship with the Company.

The following table illustrates the tenure of our Director nominees. Director tenure is distributed fairly evenly, resulting in a Board that provides us with both new perspectives and long-standing experience with the Company.

Director Qualifications, Background, and Diversity

The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding the Board’s size and composition. The Committee annually reviews with the Board the composition of the Board as a whole and proposes nominees for election to the Board, with a view towards achieving a Board that has a range of relevant qualifications, skills and experience, outstanding personal attributes and diversity of thought. Recommendations made by the Committee of candidates for consideration as director nominees are based upon specific criteria as well as other considerations that the Committee may from time to time deem appropriate, including the Company’s strategic objectives and Board composition factors such as the balance of independent and non-independent directors or the need for financial experts on the Audit Committee. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate’s background and experience.

Director candidates should possess the following competencies and attributes: the highest personal and professional ethics, integrity and values; a reputation, both personal and professional, for maturity, strength of character, and sound judgment; the ability to comply with the Company’s Code of Business Conduct and Ethics; a high level of accomplishment in his or her respective field; an understanding of the complexities of business organizations and demonstrated leadership skills; and flexibility and independence of thought, with the ability to offer independent opinions in a constructive manner. Director candidates should be leaders with relevant expertise and experience with complex organizations of similar size and global scope. In the past, the Board has sought active and former chief executive officers, chief operating officers, or substantially equivalent level executive officers of a complex organization such as a corporation, university, or major unit of government, or a professional who regularly advises such organizations. In recognition of the nature of the Company’s business, the Board has also sought to have some directors with experience in the business services industry or human resources and workforce solutions field.

Director candidates must also have financial acumen and the ability to read and understand fundamental financial statements; a willingness to devote sufficient time to become knowledgeable about the Company’s business and to carry out the duties and responsibilities of the office; and an intention to serve a sufficient period of time to make a meaningful

Proposal 1: Election of Directors

contribution to the Board and the Company. Independent director candidates must meet the independence requirements established by Nasdaq and the SEC, and all director candidates must review with the Corporate Governance and Nominating Committee any relationships that might be construed as a conflict of interest. The resulting Board is a diverse body in terms of gender, age, race, ethnic background, and professional experience.

Of our 9 Director Nominees:
Director ages range
67% are	44% are current or	56% are women or	from 56 to 67
independent	former CEOs	ethnically diverse	Average age: 63

The Corporate Governance and Nominating Committee works with the Board of Directors to determine the appropriate mix of experience, qualifications, skills, and attributes that enable a Director to make significant contributions to the Company. We do not have a formal policy with regard to diversity. However, the Board values diversity highly and takes it into consideration, including diversity in gender, ethnicity, race, and age, as we strive to maintain a Board that is strong collectively in its backgrounds, knowledge, and experience. The following table highlights the breadth of experience that is represented on the Board. A particular Director may possess other skills, knowledge, or experience in addition to those noted below.

Recommended Director Nominees

Listed on the following pages are the names of the persons nominated for election as Directors of the Company, their ages, principal occupations, other public companies at which they are Directors, occupations held during the past five years (unless otherwise stated, the occupations listed have been held during the entire past five years), and the year in which they first became a Director of the Company.

The Board of Directors is responsible for approving Director nominees based on the recommendation of the Corporate Governance and Nominating Committee. Our controlling shareholder has indicated its support and intention to vote for each of the director nominees.

If a nominee is unavailable for election for any reason on the date of the election of the Director (which is not anticipated), the persons named in the enclosed form of proxy may vote for the election of a person designated by the Board of Directors or the Board may reduce the number of Directors constituting the whole Board.

Directors will be elected by a plurality of the votes cast by holders of Class B common stock who are present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Withheld votes and broker non-votes will not count towards a nominees’ achievement of plurality.

The Board has not adopted a policy whereby shareholders may recommend nominees to the Board because of the Company’s status as a controlled company.

Proposal 1: Election of Directors

Director Nominees’ Bios

After a review of the individual qualifications and experience of each of our Director nominees and their contributions to our Board, the Board of Directors unanimously recommends that shareholders vote “FOR” the election of all Director nominees to serve for the one-year term ending at the Annual Meeting of Shareholders held after the close of the fiscal year ending December 29, 2019.

Set forth below are the nominees for election at the 2019 Annual Meeting of Shareholders.

Donald R. Parfet Age: 66 Director since: 2004 Chairman of the Board

Board Committees:

•  Audit

•  Compensation

•  Governance and Nominating

Principal Occupation and Directorships:

•  Managing Director, Apjohn Group, LLC (2001 – present)

•  General Partner, Apjohn Ventures Fund (2003 – present)

•  General Partner, Apjohn Ventures Annex Fund (2010 – present)

•  Director, Rockwell Automation, Inc. (2008 – present)

•  Director, MASCO Corporation (2012 – present)

• Director, Sierra Oncology, Inc. (2015 – present) Education: • University of Michigan, MBA, Finance • University of Arizona, BA, Economics

Donald R. Parfet was appointed Chairman of the Board in 2018. Prior to being appointed to the Chairman role, he had served as the Board’s Lead Director since 2012. He brings extensive financial and operating experiences to the Board as an executive with responsibilities for numerous global businesses. He currently leads business development and venture capital firms focused on the development of emerging medicines. He also serves as a Director of two large publicly held companies, as the Chairman of the Board of a small publicly held company, and is on the board of several private companies and charitable organizations. He brings to the Board global operating experience, strong financial background, and proven leadership capabilities.

George S. Corona Age: 60 Director since: 2017

Board Committees:

•  None

Principal Occupation and Directorships:

•  President and Chief Executive Officer, Kelly Services, Inc. (2017 – present)

•  Executive Vice President and Chief Operating Officer, Kelly Services, Inc. (2009 – 2017)

Education:

•  Oakland University, MBA

•  Wayne State University, BSBA

George Corona was named President and Chief Executive Officer of Kelly Services in May 2017, after more than 20 years of experience in a variety of executive roles, including eight years as Executive Vice President and Chief Operating Officer. Prior to joining Kelly in 1994, Mr. Corona held management roles at Digital Equipment Professional Services Group and Burroughs Corporation. Mr. Corona also serves on the boards of several not-for-profit organizations.

Proposal 1: Election of Directors

Carol M. Adderley Age: 59 Director since: 2010	Board Committees:
• Governance and Nominating (Vice Chair)

Principal Occupation and Directorships:
• Writer and Researcher in the Humanities
Education:
• University of Iowa, MA, English Literature
• University of Chicago, AM, General Studies in Humanities, Literature and Social Change
• University of Western Ontario, BA (Honors), English and Philosophy

Carol M. Adderley is the granddaughter of William R. Kelly, the Company’s founder. It is the opinion of the Board of Directors that it is in the best interests of the Company to have the next generation of the founding family serve as a Director of the Company. Ms. Adderley holds advanced degrees in the humanities and is a published author.

Gerald S. Adolph Age: 65 Director since: 2018	Board Committees:
• Audit
• Compensation
• Governance and Nominating
Principal Occupation and Directorships:
• Director and Co-Chair, NAACP Legal Defense and Education Fund (1998 – present)
• Director, Cintas Corporation (2006 – present) • Trustee, Cardinal Spellman High School Board (2010 – present)
• Senior Partner and other executive positions, Booz & Co. (1981 – 2016)
Education:
• Harvard Business School, MBS
• Massachusetts Institute of Technology, MS, Chemical Engineering
• Massachusetts Institute of Technology, BS, Management Science (Concentration in Organizational Psychology)
• Massachusetts Institute of Technology, BS, Chemical Engineering

Gerald S. Adolph was appointed to Kelly’s Board of Directors on March 7, 2018. He brings with him over thirty-five years of experience in growth strategy, mergers and acquisitions, and technology-driven industry changes. He also has governance experience through his past service on the board of Booz & Co. and current service on the boards of Cintas Corp., where he is chair of the compensation committee, and the NAACP Legal Defense and Education Fund, which he co-chairs.

Proposal 1: Election of Directors

Robert S. Cubbin Age: 61 Director since: 2014	Board Committees:
• Audit
• Compensation (Chair)
• Governance and Nominating
Principal Occupation and Directorships:
• Director, Huntington Bancshares Incorporated (2017 – present)
• Director, First Merit Corporation (2013 – 2017)
• President and Chief Executive Officer, Meadowbrook Insurance Group, Inc. (2002 – 2016)
Education:
• Detroit College of Law, JD
• Wayne State University, BA, Psychology

Robert S. Cubbin is an attorney with thirty-one years of experience in insurance law. In 2016, he retired as President and Chief Executive Officer of an insurance company. He serves as a Director of one other publicly held company. His extensive expertise in legal, insurance, management, accounting, actuarial, investment, underwriting, reinsurance, and claims experience are an asset to the Company’s Board.

Jane E. Dutton Age: 66 Director since: 2004	Board Committees:
• Compensation
• Governance and Nominating (Chair)
Principal Occupation and Directorships:
• Robert L. Kahn Distinguished University Professor Emeritus of Business Administration and Psychology, The University of Michigan Business School (2017 – present)
• Robert L. Kahn Distinguished University Professor of Business Administration and Psychology, The University of Michigan Business School (2007 – 2017)
Education:
• Northwestern University, Ph.D. and MS, Organizational Behavior
• Colby College, BA Sociology

Jane E. Dutton is an expert in the field of organization behavior and has researched and published numerous works on best practices related to engagement, commitment, and productivity of employees. Her understanding of factors contributing to organizational excellence provides the Board with a vital perspective on the Company’s mission to be the world’s best workforce solutions company.

Proposal 1: Election of Directors

Terrence B. Larkin	Board Committees:
Age: 64 Director since: 2010	• Audit (Vice Chair) • Compensation
Principal Occupation and Directorships:
• Executive Vice President, Business Development, General Counsel and Corporate Secretary, Lear Corporation (2008 – present)
Education:
• Wayne State University Law School, JD cum laude
• Michigan State University, BA (High Honors), Finance

Terrence B. Larkin is an attorney with twenty-eight years of experience in a business law practice. He is currently a member of the senior management team of a global manufacturing company with responsibility for legal affairs, internal audit, and global business development for mergers, acquisitions, and joint ventures. Mr. Larkin also serves on the boards of two not-for-profit organizations. He brings to the Board a valuable combination of complex problem-solving skills and global experience.

Leslie A. Murphy	Board Committees:
Age: 67 Director since: 2008	• Audit (Chair) • Compensation (Vice Chair)
Principal Occupation and Directorships:
• President and CEO, Murphy Consulting, Inc. (2008 – present)
• Certified Public Accountant
• Member of AICPA’s Governing Council (2000 – present)
• Member of NACD Advisory Councils on Audit Committee Issues and Risk Oversight (2012 – present)
• Director, Detroit Legal News Company (2012 – present)
• Director, Loop Industries, Inc. (2017 – present)
Education:
• University of Michigan, BBA, Accounting

Leslie A. Murphy is a certified public accountant, former chair of the American Institute of Certified Public Accountants, and former Group Managing Partner of a major independent registered public accounting firm. The Board has determined that Ms. Murphy qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the leadership skills to chair the Audit Committee. She brings to the Board analytical capability, understanding of the economics and strategic elements of business, and expertise in enterprise risk management.

Proposal 1: Election of Directors

Takao Wada	Board Committees:
Age: 56 Director nominee	• None
Principal Occupation and Directorships:
• Director and Senior Executive Officer, PERSOL HOLDINGS CO., LTD. (2016 - present)
• President and Representative Director, PERSOL TEMPSTAFF CO., LTD. (2016 – present)
• Executive Vice President and Representative Director, PERSOL TEMPSTAFF CO., LTD. (2015 - 2016)
• Executive Vice President and Director, PERSOL TEMPSTAFF CO., LTD. (2013 – 2015)
Education:
• College of Law, Ritsumeikan University

Takao Wada serves as Director and Senior Executive Officer of PERSOL HOLDINGS CO., LTD., which is listed on the Tokyo Stock Exchange. PERSOL HOLDINGS CO., LTD. and the Company entered into a strategic alliance in 2010. Mr. Wada has been designated to serve as PERSOL HOLDINGS CO., LTD.’s representative on the Company’s Board of Directors pursuant to that alliance. Mr. Wada has deep knowledge of the staffing industry and Asia Pacific markets.

Corporate Governance

CORPORATE GOVERNANCE

Under the listing standards of the Nasdaq, we are deemed a “controlled company” because trusts established by the late Terence E. Adderley, the former Chairman of our Board of Directors, have voting power with respect to more than 50% of our outstanding voting stock. As such, the Company may avail itself to exemptions relating to the independence of the Board, the Compensation Committee, and the nominating process.

Although we are a controlled company, the Company’s approach to leadership is intended to serve the interests of all shareholders, and the Company has historically recognized the importance of having a Board composed of a majority of independent Directors. Despite the availability of controlled company exemptions, a majority of our Board is independent and we maintain an independent Audit Committee and Compensation Committee. In addition, our Corporate Governance and Nominating Committee is majority independent.

Recent Governance Changes

In September 2018, the Company announced that Terence E. Adderley had retired as the Chairman of the Board of Directors of the Company. Lead Director Donald R. Parfet was elected to replace Mr. Adderley as Chairman of the Board of Directors. The Board of Directors determined in accordance with our Corporate Governance Principles that because Mr. Parfet is an independent director, the Board of Directors will not have an independent lead director during Mr. Parfet’s tenure as Chairman.

On October 9, 2018, Mr. Adderley passed away at age 85. Mr. Adderley, son of the Company’s founder, William Russell Kelly, joined Kelly Services in 1958 and became Chief Executive Officer in 1989. He served on the Company’s Board of Directors beginning in 1962 and served as Chairman of the Board from 1998 until his retirement in September 2018.

Prior to his death, Mr. Adderley was the beneficial owner of 1,514,686 shares of the Company’s Class A Common Stock, representing approximately 4.2% of the outstanding Class A shares, and 3,213,265 shares of Class B Common Stock, representing approximately 93.6% of the outstanding Class B shares. Upon Mr. Adderley’s death, the Terence E. Adderley Revocable Trust K (“Trust K”) became irrevocable. In accordance with the provisions of Trust K, William U. Parfet, David M. Hempstead, and Andrew H. Curoe were appointed as successor trustees of the trust. Mr. Parfet is the brother of Donald R. Parfet, the Chairman of the Board of Directors of the Company. The trustees, acting by majority vote, have sole investment and voting power of the shares of Class B Common Stock held by the Trust K. The Class B Common Stock held by Trust K represents approximately 91.5% of the outstanding Class B shares; therefore, Trust K is the controlling shareholder of the Company.

Board Leadership and Governance Structure

The Company’s leadership is vested in a Chairman of the Board of Directors and the Chief Executive Officer (“CEO”), subject to the overall authority of the Board.

The Chairman of the Board’s duties include consulting with our Chief Executive Officer, reviewing the agendas for Board meetings, presiding over meetings of the Board and, together with our Chief Executive Officer, presiding over meetings of shareholders. The Chairman of the Board’s duties also include serving as liaison among the Chief Executive Officer and the independent Directors, establishing the schedule for Board meetings (in consultation with the Chief Executive Officer), developing and approving agendas for Board meetings, approving the information sent to the Board for meetings, establishing the schedule and agendas for and to preside over meetings of the independent Directors in executive session and to provide feedback to the Chief Executive Officer on those executive sessions, facilitating discussions among independent Directors on key issues outside Board meetings, and being available for consultation with the Chief Executive Officer.

The Chief Executive Officer is responsible for managing the business and affairs of the Company, subject to the oversight of the Board. The Chief Executive Officer’s duties include leading the management team, representing the Company externally, consulting with the Chairman of the Board about developments in the Company, and communicating with all Directors about key issues outside of Board meetings.

Corporate Governance

Board of Directors
Majority Independent

Chairman of the Board: Donald R. Parfet

Audit Committee	Compensation Committee	Governance and
All Independent	All Independent	Nominating Committee
Majority Independent

Committees of the Board

The full text of our Board’s Corporate Governance Principles and the charters of the Board’s three standing committees, which are the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, are available on the Company’s website at kellyservices.com. The following table sets forth the Board committees and the members of each committee.

	Audit	Compensation	Governance and Nominating
Donald R. Parfet * (Chairman)	✓	✓	✓
George S. Corona
Carol M. Adderley			Vice Chair
Gerald S. Adolph *	✓	✓	✓
Robert S. Cubbin*	✓	Chair	✓
Jane E. Dutton *		✓	Chair
Terrence B. Larkin *	Vice Chair	✓
Leslie A. Murphy *	Chair	Vice Chair
Takao Wada
Number of Meetings Held in Fiscal Year 2018	5	5	4

* Independent Director

Directors are expected to attend the Annual Meeting of the Shareholders, all Board meetings, and all meetings of the committees on which they individually serve. The Board held seven meetings during 2018. Eight of the nine Directors then in office attended the 2018 Annual Meeting of Shareholders. Director attendance averaged 92% of the aggregate number of meetings of the Board of Directors and the committees on which they served during 2018. Hirotoshi Takahashi, the Deputy Vice President and Chief Operating Officer of PERSOL HOLDINGS CO., LTD. (“Persol”), who resides in Japan, attended fewer than 75% of the aggregate number of meetings of the Board of Directors during 2018. He did not serve on any Board committee. Mr. Takahashi will complete his service as a director as of the date of the 2019 Annual Meeting. Mr. Wada has been nominated for election as a director at the 2019 Annual Meeting as the representative of Persol. The independent Directors met in executive sessions at which only they were present at least six times during 2018.

Audit Committee

The Audit Committee is composed of G.S. Adolph, R.S. Cubbin, T.B. Larkin (Vice Chair), L.A. Murphy (Chair), and D.R. Parfet, all of whom are independent Directors. The Audit Committee held five meetings in 2018. The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee’s responsibilities are detailed in its charter and include: monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes, and financial statement audits; the qualifications, independence, and performance of the Company’s independent registered public accounting firm; the qualifications and performance of the Company’s Internal Audit group; the Company’s compliance with legal and regulatory requirements; and the Company’s Enterprise Risk Management program that includes systems of disclosure controls and procedures, internal controls over financial reporting, and compliance with ethical standards adopted by the Company.

The Audit Committee approves (or ratifies fee adjustments on pre-approved services approved under authority delegated to the Chief Financial Officer (“CFO”)) all audit, audit-related, internal control-related, tax, and permitted non-audit

Corporate Governance

services of the independent registered public accounting firm prior to engagement. The Audit Committee also serves as the Company’s Qualified Legal Compliance Committee.

The Board has unanimously determined that each member of the Audit Committee meets the “financial sophistication” requirements under current Nasdaq Global Market listing standards and that R.S. Cubbin, T.B. Larkin, L.A. Murphy and D.R. Parfet each have the financial education and experience to qualify as an “Audit Committee financial expert” within the meaning of SEC regulations.

Compensation Committee

The Compensation Committee’s current members are G.S. Adolph, R.S. Cubbin (Chair), J.E. Dutton, T.B. Larkin, L.A. Murphy (Vice Chair), and D.R. Parfet, all of whom are independent Directors. The Compensation Committee is charged with developing the Company’s compensation philosophy and establishing and monitoring compensation programs for all employees. The Compensation Committee held five meetings in 2018.

The Compensation Committee determines the compensation of the CEO and, taking into account the CEO’s recommendations, determines the compensation for all Senior Officers, which includes officers as defined in Section 16a- 1(f) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Compensation Committee is responsible for the administration of base salaries, short-term incentive awards under the Company’s Short-Term Incentive Plan (“STIP”), and long-term incentive awards under the Company’s Equity Incentive Plan (“EIP”) for Senior Officers. Our twelve current Senior Officers, a group that includes our Executive Officers, are listed under Kelly Leadership on the Company’s website at kellyservices.com. The authority of the Compensation Committee is detailed in its charter.

To assist the Compensation Committee in making compensation recommendations for Senior Officers, the Company’s Executive Compensation group provides the Compensation Committee with historical, survey, and benchmark compensation data. The Compensation Committee also relies on the CEO and the other Executive Officers to provide performance evaluations and compensation recommendations to assist in its decisions regarding the total compensation of Senior Officers. The Compensation Committee has delegated to the CEO the authority to approve salary recommendations and incentive awards to the Company’s Officers below the Senior Officer group who are not subject to Section 16 of the Exchange Act.

The Compensation Committee has the authority to retain independent consultants. Retained consultants report directly to the Compensation Committee, which determines the consultants’ scope of work and fees. In 2018, the Compensation Committee retained Pay Governance LLC (“Pay Governance”) to provide assistance with the review of Executive and Director compensation. The Compensation Committee conducted an assessment of Pay Governance’s independence using factors established by the SEC and Nasdaq Global Market, and affirmed the independence of Pay Governance.

Compensation Committee Interlocks and Insider Participation

During 2018, none of the Company’s Executive Officers served on the Board of Directors of any entities whose

Directors or Officers served on the Company’s Compensation Committee. No current or past Executive Officers of the

Company or its subsidiaries serve on the Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, whose current members are C.M. Adderley (Vice Chair), G.S. Adolph, R.S. Cubbin, J.E. Dutton (Chair), and D.R. Parfet, held four meetings during 2018. The Corporate Governance and Nominating Committee’s responsibilities include: assisting the Board of Directors in identifying individuals qualified to become Directors; recommending to the Board the nominees for the next Annual Meeting of Shareholders or to otherwise fill vacancies and newly created directorships; overseeing the composition, organization, and governance of the Board and its committees; overseeing an annual evaluation of Board and committee effectiveness; developing and overseeing compliance with the Board’s Corporate Governance Principles; and advising and making recommendations to the Board with respect to corporate governance matters.

Risk Governance and Oversight

While management is responsible for managing risk, one of the Board’s and its committees’ important functions is oversight responsibilities for risk management. This includes consideration of strategic issues and risks to the Company as well as management’s actions to address and mitigate those risks. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in conjunction with the other activities of the Board and its committees.

Corporate Governance

Risk Governance and Oversight Responsibilities
Board of Directors

Oversees consideration of strategic issues and risks to the Company as well as management’s actions to address and mitigate those risks. The Board is kept apprised of its committees’ risk oversight activities through reports from the committee chairs to the full Board presented at regular Board meetings. Focuses on risk management strategy and risks of greatest significance, and seeks to ensure that risks assumed by the Company are consistent with the Company’s risk tolerance and risk appetite. Risk oversight is also addressed as part of the full Board’s regular oversight of strategic planning.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

Plays a key role in the Board’s risk oversight process, particularly with respect to risks that could have a financial impact, such as financial reporting and disclosure, accounting practices, internal controls, legal matters, and compliance with legal and regulatory requirements.

Responsible for overseeing the Company’s risk assessment and enterprise risk management processes.

Reviews all quarterly and annual reports, including any disclosure of risk factors affecting our business.

Receives quarterly updates on the Company’s proactive approach to cyber security from the Information Technology and Internal Audit groups.

Oversees the performance of the Company’s Internal Audit function.

Monitors the qualifications and independence of the Company’s independent auditors.

Oversees our compensation plans, policies and practices to ensure alignment with our Executive Compensation Risk Assessment Framework.

Responsible for reviewing the Company’s compensation program risk assessment for employee compensation programs and reporting to the Board any compensation program that is reasonably likely to have a material adverse effect on the Company.

Together with the compensation committee’s independent consultant, provides input to management in conjunction with their annual assessment of potential risks that may be created by our compensation plans, policies and practices.

Sets performance goals under our annual and long-term incentive plans that provide an appropriate balance between the achievement of both short and long-term performance objectives, with emphasis on managing the sustainability of the business and mitigation of risk.

Manages risk associated with governance issues, such as the independence of the Board and its Committees, Board and Committee effectiveness and organization, corporate governance, and director succession planning.

Maintains corporate governance principles and procedures designed to assure compliance with all applicable legal and regulatory requirements and governance standards and the Company’s Code of Conduct and Insider Trading Policy.

Reviews the skills and experience of the Board and its committees on a regular basis, and as needed for potential candidates to serve on the Board, to ensure the diversity and relevant experience necessary for an effective Board.

Evaluates annually the independence of each director under the independence requirements of Nasdaq and applicable SEC regulations.

Oversees the orientation and education of Directors to ensure clear understanding of Governance Principles, Code of Business Conduct and Ethics, and the Insider Trading Policy.

Management

While the Audit Committee has responsibility for the oversight of the Company’s risk assessment and risk management processes, it is the duty of the Company’s management to assess and manage critical risks, including the execution of its Enterprise Risk Management program (“ERM”). The Company’s risk-related departments and functions are under the direction of the Vice President and Chief Risk, Compliance, and Privacy Officer (“Chief Risk Officer”). With respect to the risk assessment of the Company’s compensation programs, management is responsible for the framework and approach as outlined below under, “Risk Assessment of Compensation Programs”.

Corporate Governance

Enterprise Risk Management (“ERM”) Program

The Company’s ERM program serves as the primary means of identifying and managing the Company’s key risks. The Company’s ERM team has, among other activities, performed assessments of risks to the Company, participated in the development and execution of mitigation programs for critical risks, facilitated the establishment of a corporate risk appetite and tolerance statement, inclusive of an oversight and monitoring mechanism, established a privacy governance function, and assisted in the integration of risk concepts within the Company’s strategic planning process.

The ERM team reports its findings to the Audit Committee on a quarterly basis, providing both written reports and periodic in-person presentations. Its current activities remain focused on mitigation and oversight of specific risk exposures, analysis of the breadth and effectiveness of existing risk management practices, and maturation of measurement and monitoring practices concerning high-priority strategic and operational risks. Current areas of particular emphasis include cyber security, data privacy, wage-hour risk management, and improvements to the Company’s compliance governance and incident reporting practices. The Company’s Information Technology and Internal Audit groups provide regular quarterly updates to the Audit Committee with respect to the Company’s proactive approach to cyber security. Controls are reviewed for operational effectiveness and to provide reasonable assurance that: business risk is managed and assets are safeguarded; security of information, processing infrastructure and applications are maintained; and all risks are mitigated to the extent practicable.

In addition to the reports submitted quarterly by the Company’s Chief Risk Officer, the Vice President of Internal Audit independently assesses the Company’s risk management process and separately reports the effectiveness of the Company’s risk identification, prioritization, and mitigation processes to the Audit Committee.

Risk Assessment of Employee Compensation Programs

Annually, at its February meeting, the Compensation Committee reviews management’s Compensation Program Risk Assessment Report. The report is prepared by the Company’s Executive Compensation and Human Resources groups in collaboration with the Company’s Internal Audit Department. The Company’s Executive Compensation Program Risk Assessment Framework is reviewed and updated as needed to ensure a robust and comprehensive assessment process. In addition, the Consultant reviewed the assessment prepared for the executive compensation section of the report.

The Company’s Executive Compensation Program Risk Assessment

Framework takes into consideration the following guiding factors:

•	Short- and long-term incentive performance measures and equity award types do not encourage excessive risk-taking

•

A balanced structure with a mix of compensation that includes an appropriate mix of fixed and variable cash and equity; and, for variable compensation, a balance of short- and long-term incentive opportunities

•

Performance criteria and corresponding objectives include a balance of performance and the quality of such performance; include the appropriate use of top-line vs. bottom-line metrics; and use annual and long-term measures that complement each other

•	Plans are well-designed and do not include steep payout curves, uncapped incentive payouts, and misaligned payout timing

•	Incentive plans are tested for multiple scenarios under realistic assumptions to ensure that potential payouts are reasonable relative to results

•	A thorough and qualitative assessment of how results were achieved and the quality and sustainability of the results is conducted

•

Validation of the relationship between performance and incentive plan payouts to ensure it falls within the range of competitive practices determined by comparison with a representative peer group and general industry

•

Implementation of risk-mitigating features such as a clawback policy that applies in certain circumstances involving the restatement of financial results and a policy that requires a portion of the shares received from incentive award payouts to be retained by the participants through ownership/retention approaches

•

Incentive plan governance includes involvement at a variety of levels from the Compensation Committee to various corporate functions including Corporate Governance, Executive Compensation, Finance, HR, Legal, and the Board’s outside consultant, Pay Governance

•	Potential risk is discussed with the Compensation Committee, recorded in Committee minutes, and discussed in the Compensation Discussion and Analysis section of the Company’s Annual Proxy Statement

To assess the risk of employee compensation programs below the executive level, the Company’s Human Resources group utilizes its Global Incentive Plan Design and Risk Mitigation Framework to consider links to strategy and any risks associated with the design of each incentive plan. The risks associated with each of the following elements of the design and implementation of an incentive plan are considered, as well as the steps in place to mitigate risk and ensure alignment with the Company’s strategic plan:

•

Linkage of incentive measures with business objectives, analysis of total compensation market data, determination of design elements/payout threshold levels, potential range of payouts, and timely and accurate tracking of performance data;

Corporate Governance

•	Modeling, approval, and communication of incentive plans;

•	Calculation, audit, approval, and communication of incentive payments; and

•	Annual plan reviews to ensure planned design updates align with business goals and budgets, and do not present a material risk to the Company.

After due consideration of management’s 2018 Compensation Program Risk Assessment Report, the Compensation Committee concluded that the Company’s compensation programs do not create a reasonable likelihood of a material adverse effect on the Company.

Board and Committee Evaluation

Annually, the Corporate Governance and Nominating Committee oversees the Board’s and Committees’ evaluation processes and reports results to the Board. The Board and each Committee conduct an evaluation of their respective performance through the use of a questionnaire, sharing of a summary of results and subsequent discussions, the purpose of which is to increase the effectiveness of the committees and the Board as a whole. The process includes an assessment of the Board and each Committee’s effectiveness and independence, access to and review of information from management, responsiveness to shareholder concerns, maintenance of standards of business conduct and ethics, and relationship with management. The evaluation is intended to facilitate an examination and discussion by the entire Board and each Committee of its effectiveness as a group in fulfilling its charter requirements and other responsibilities. Some of the areas reviewed as part of the evaluation include: Director obligations, roles and responsibilities, Board member qualifications, Committee member qualifications, Board structure, Committee structure, corporate governance, organization performance, culture and ethics, and educational opportunities. The Company’s Corporate Secretary aggregates and summarizes the Directors’ responses to the questionnaires, highlighting comments. Responses are not attributed to specific Board members in order to promote candor. Summaries of the questionnaire responses are shared with Board members to inform their review and discussions. With the goal of encouraging continuous improvement, in 2018 a tool was provided and time was set aside during each committee’s executive session to facilitate discussion and actionable feedback about potential opportunities to improve performance. Past evaluations have resulted in the Committee revising its criteria for Director candidates, extending the length of various meetings to ensure sufficient discussion time, holding more frequent executive sessions, discussion of potential future Committee participation, establishment of the roles of Committee Vice Chairs, and Committee Chair succession.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all Directors, Officers, and employees to help them recognize and deal with ethical issues, deter wrongdoing, provide mechanisms to report dishonest or unethical conduct, and help foster a culture of honesty and accountability. The Code of Conduct addresses conflicts of interest; anti-bribery/anti-corruption; insider trading; corporate opportunities; confidentiality and privacy; protection and proper use of assets; fair dealing; acceptable behavior in the workplace; compliance with laws, rules and regulations; Company policies; risk tolerance; anti-human trafficking; reporting dishonest or unethical behavior; and public company reporting requirements. The Code of Conduct includes an enforcement mechanism.

The full text of the Code of Conduct is posted on the Company’s website at kellyservices.com. This information is available in print to any shareholder who requests it from the Company’s Investor Relations Department. The Company will disclose future amendments to the Code of Conduct for its Directors and Executive Officers on its website or by filing a current report on Form 8-K within four business days following the date of amendment, or such earlier period as may be prescribed by Nasdaq or the SEC.

Related Person Transactions and Certain Relationships

Pursuant to the Company’s Code of Conduct, any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Vice President of Internal Audit or to the General Counsel. In addition, Directors and Executive Officers are required to complete an annual questionnaire that solicits information regarding any transactions or relationships between themselves or their immediate family members and the Company of the types described in Item 404(a) of SEC Regulation S-K (“Related Party Transactions”). Directors and Executive Officers must seek a determination and obtain prior authorization or approval of any potential conflict of interest (including any Related Party Transaction) from the independent Audit Committee. The Audit Committee, pursuant to its charter, is tasked, among other things, with the responsibility to review Related Party Transactions and other conflicts of interest involving Directors and Executive and Senior Officers. The Company maintains a formal written policy addressing the reporting, review, and approval or ratification of transactions with related persons.

Corporate Governance

During 2018, Mr. Adderley, the former Chairman of our Board of Directors and controlling shareholder, received compensation from the Company, as described below under “Director Compensation,” which was approved by the independent Compensation Committee. Mr. Takahashi, a Director of the Company whose term expires prior to the Company’s 2019 Annual Meeting, served as the designated representative of Persol, which owns 4.4% of the Company’s Class A Common Stock, and with which the Company has a strategic alliance, as described in the Company’s Annual Report on Form 10-K for the period ended December 30, 2018. Mr. Takahashi received no compensation for his service as a Director.

Corporate Sustainability

Since our founding in 1946, Kelly has embodied the true spirit of corporate sustainability, and we are committed to the highest standards of corporate citizenship. Our culture and values are rooted in service, integrity, and taking personal responsibility for our actions, outcomes, and reputation. As a leading global workforce solutions provider, we connect people with employment opportunities and make a difference in the communities in which we live and work. Given the worldwide span of our workers, clients, suppliers, and partners, we recognize the global reach of our business practices and our public accountability.

Beginning in 2017, Kelly has embarked on a transformation of its social responsibility program and proposed a Corporate Sustainability strategy, focused on six pillars of development.

Corporate Sustainability Program

Employees and People	We take seriously our responsibilities to protect, support, and prepare workers for successful careers, and to advocate on their behalf.

Ethics	Kelly is committed to doing the right thing, conducting ourselves in a legal, ethical, and trustworthy manner, upholding our regulatory obligations, and complying with both the letter and spirit of our business policies.

Engagement	Kelly partners with organizations in the communities where we live and work to improve lives and society as a whole – by engaging in activities such as community service, social investment and support for small, minority-owned, and women-owned businesses as well as disadvantaged business enterprises.

Occupational Health, Safety, and Environment	Kelly recognizes a shared responsibility to protect our planet. We strive to have zero accidents and occupational hazards, and our intention is to create and maintain environments with safe working conditions.

Supply Chain and Customer Relations	By being part of the value chain of thousands of companies worldwide, Kelly recognizes the importance of promoting and replicating our corporate values in our supply chain. Therefore, we value our customer and supplier relationships and work towards building strong relationships and advocates for life.

Communication, Evaluation, and Reporting	Kelly, in its interest to be accountable and responsible for its actions and reputation, is committed to continual communications with its interest groups. In 2018, Kelly adopted GRI Standards methodology for progress reporting on sustainability performance.

We believe Kelly has a responsibility to do the right thing and we welcome the opportunity to make a difference. For more information, visit our website, www.kellyservices.com, to read more about our corporate sustainability strategy.

Director Compensation

DIRECTOR COMPENSATION

Our approach to director compensation is to appropriately compensate our non-employee Directors for the time, expertise, and effort required to serve as a director of a large, complex, global company and to align the interests of directors with those of shareholders. Compensation levels for our non-employee Directors are periodically reviewed for market competitiveness. Compensation payments are made after the non-employee Directors are elected by shareholders at the annual meeting. Non-employee Directors who begin their Board or committee chair service other than at the annual meeting of shareholders receive a prorated amount of annual compensation.

Director Compensation Design

In 2018, the Compensation Committee engaged its independent compensation consultant, Pay Governance, to evaluate its non-employee Director compensation, which was last increased in 2017. Prior to the 2017 increase, Director compensation had remained constant since 2012, preceded by three years of reduced compensation due to economic and business conditions. At the time of the 2017 increase, a conservative adjustment was made with agreement from the Committee to review again in 2018. Pay Governance conducted a comprehensive review of the most recent proxy filings of the Company’s peer group and general industry to assess the competitiveness of the Company’s non-employee Director compensation. The Committee determined that based on results of the market analysis, an increase in the value of the equity portion of the annual retainer of $30,000, from $80,000 to $110,000, was warranted. No other changes were made to the cash portion of the annual base retainer or the additional retainers (for Lead Director and Committee Chairs). The following table illustrates our 2018 non-employee Director compensation:

			Board Leadership Positions - Additional Retainer
			(Lead Director and Committee Chairs)
						Corporate
						Governance
		Chairman				&
		of the	Lead	Audit	Compensation	Nominating
Annual Base Retainer		Board	Director	Committee	Committee	Committee
Cash	$100,000	$150,000	$20,000	$20,000	$15,000	$10,000
Equity (Kelly Class A Stock)	$110,000	$165,000	—	—	—	—

TOTAL	$210,000	$315,000	$20,000	$20,000	$15,000	$10,000

As noted above, the increase in the equity portion of the annual base retainer resulted in the total annual base retainer for non-employee Directors (other than Mr. Takahashi, who received no compensation for his service as a Director) increasing from $180,000 to $210,000. The additional retainers associated with Board leadership positions were $40,000 for the Lead Director, $20,000 for the Chair of the Audit Committee, $15,000 for the Chair of the Compensation Committee and $10,000 for the Chair of the Corporate Governance and Nominating Committee. The Committee believes the annual base retainer and additional Board leadership retainers to be at market competitive levels.

Under the Company’s amended and restated Equity Incentive Plan (“EIP”), the Board of Directors is required to periodically determine the percentage of the base retainer that will be issued to non-employee Directors in shares of Class A common stock. The Compensation Committee and Board of Directors have approved fixing the portion of the annual base retainer that is paid in cash at $100,000, and the portion paid in equity at $110,000.

Chairman of the Board Transition

Prior to the retirement of Terence E. Adderley as Chairman of the Board in September 2018, the office of the Chairman was a non-officer employee position. Effective May 2018, annual compensation for the role of Chairman of the Board was established at 150% of the annual base retainer payable to non-employee directors, inclusive of the cost of benefits-in-kind provided to Mr. Adderley as disclosed in footnote (3) below, with the remaining amount payable to him in cash. During the period prior to his retirement, the Company also furnished administrative staff support to Mr. Adderley related to his duties as Chairman of the Board.

Following Mr. Adderley’s retirement in September 2018, Donald R. Parfet, who was then serving as independent Lead Director, was elected as the Chairman of the Board. Upon Mr. Parfet’s election, the office of the Chairman of the Board became a non-employee Director position. Mr. Parfet’s director compensation was pro-rated during 2018 to reflect his change in Board leadership positions in September 2018, taking into consideration the initial portion of the year he served as Lead Director and the balance of the year during which he served as Chairman of the Board. Mr. Parfet’s total director compensation for 2018 was $292,000.

Director Compensation

Stock Ownership Requirements

Following a review of current market practices, the Committee approved updated stock ownership requirements for non-employee Directors in 2018. Non-employee Directors are subject to a stock ownership requirement that is a minimum fair market value of four times the value of the cash portion of the annual retainer (which currently equates to $400,000).

Non-Employee Directors Deferred Compensation Plan

The Company has established the Non-Employee Directors Deferred Compensation Plan (“DDCP”), which provides non-employee Directors with the opportunity to defer all or a portion of all fees payable to them, pursuant to a valid deferral election. The DDCP is a non-qualified plan that allows for the deferral of all or a portion of annual cash payments to a notional account with investment fund choices that mirror those provided to participants in the Company’s Management Retirement Plan (“MRP”). In addition to those fund choices the Plan also includes the option to defer annual cash payments into Company common stock units. Non-employee Directors may also elect to defer all or a portion of their annual stock retainer into Company common stock units. Participants may elect to receive distributions from their DDCP account at the time they cease to be a Director of the Company or at a future date that is between one and ten years following the date they cease to be a Director of the Company. Non-employee Directors can elect to have distributions from the DDCP made in either a lump sum or in annual installment payments made over a two-to-ten-year period.

The following table sets forth the compensation paid during 2018 to the Directors other than Mr. Corona, who receives no compensation for his services as a Director and whose compensation as our President and Chief Executive Officer, is disclosed in the Compensation Discussion & Analysis section of this Proxy Statement.

2018 Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
T.E. Adderley	—	—	—	—	—	$497,277	$497,277	(3)
C.M. Adderley	$100,000	$110,000	—	—	($9,004)	—	$200,996
G.S. Adolph	$100,000	$110,000	—	—	—	—	$210,000
R.S. Cubbin	$115,000	$110,000	—	—	($96,147)	—	$128,853
J.E. Dutton	$110,000	$110,000	—	—	($68,060)	—	$151,940
T.B. Larkin	$100,000	$110,000	—	—	—	—	$210,000
L.A. Murphy	$120,000	$110,000	—	—	($36,018)	—	$193,982
D.R. Parfet	$182,000	$110,000	—	—	—	—	$292,000
H. Takahashi (4)	—	—	—	—	—	—	—

(1)	Two of our directors deferred the following amounts from their 2018 cash retainer fee: Mr. Cubbin - $115,000; and Ms. Dutton - $110,000.
(2)

Represents the aggregate fair market value of grants awarded on May 9, 2018. Each Director received a grant of 3,577 shares of the Company’s Class A common stock having a fair market value of $30.75 per share. Ms. Adderley deferred 25% of her 2018 annual stock grant into deferred common stock units. Mr. Cubbin deferred 100% of his 2018 annual stock grant into deferred common stock units. Ms. Dutton deferred 100% of her 2018 annual stock grant into deferred common stock units; and Ms. Murphy deferred 100% of her 2018 annual stock grant into deferred common stock units.

(3)

Mr. Adderley retired as Chairman of the Board effective September 17, 2018. Prior to his retirement, as an employee, Mr. Adderley was eligible to participate in the Company’s benefit plans and Management Retirement Plan. Other compensation includes base salary of $442,910, employer provided life insurance in the amount of $8,509, the incremental cost to the Company for personal use of airplane totaling $45,370, and a Medicare tax gross-up on the Company’s contributions to the Management Retirement Plan in the amount of $488. Mr. Adderley was not eligible to participate in the Company’s Short-Term Incentive Plan or Equity Incentive Plan.

(4)

Mr. Takahashi served on the Board as the designated representative of our joint venture partner, Persol, and received no compensation for his service as Director. Mr. Takahashi will complete his services as a director as of the date of the 2019 Annual Meeting.

Beneficial Ownership of Shares

BENEFICIAL OWNERSHIP OF SHARES

Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of the common stock.

Set forth in the following table is the beneficial ownership of the Company’s Class A and Class B common stock on March 18, 2019 of (i) each person known by the Company to own beneficially more than 5% of the Class B Common stock, (ii) each Director (each of whom is a nominee for election as a Director at the Annual Meeting of Shareholders), (iii) each of the Named Executive Officers, and (iv) all Directors and Executive Officers as a group.

	Class B Common Stock
Greater than Five Percent Class B Shareholders	Number of Shares and Nature of Beneficial Ownership	Percent of Class
Terence E. Adderley Revocable Trust K (1) Andrew H. Curoe, Co-Trustee	3,139,940	91.5%
David M. Hempstead, Co-Trustee
William U. Parfet, Co-Trustee
c/o Andrew H. Curoe, Co-Trustee
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, Michigan 48226

	Class A Common Stock			Class B Common Stock
Directors and Named Executive Officers (1)	Number of Shares and Nature of Beneficial Ownership		Percent of Class	Number of Shares and Nature of Beneficial Ownership		Percent of Class
C.M. Adderley, Director	343,986	(2)(3)	1.0	425	(2)	*
G.S. Adolph, Director (5)	4,027		*	100		*
G.S. Corona, Director and Executive Officer	243,437		*	100		*
R.S. Cubbin, Director	21,734	(3)	*	100		*
J.E. Dutton, Director	31,385	(3)	*	100		*
T.B. Larkin, Director	26,826		*	100		*
L.A. Murphy, Director	26,319	(3)	*	100		*
D.R. Parfet, Chairman	27,097		*	100		*
H. Takahashi, Director	1,576,169	(4)	4.4	1,475		*
T.S. Carroll, Executive Officer	104,568		*	100		*
P.W. Quigley, Executive Officer	117,429		*	100		*
O.G. Thirot, Executive Officer	73,801		*	10		*
H.S. Lim-Johnson, Executive Officer	8,970		*	—		*
All Directors and Executive Officers as a Group (13 persons)	2,605,748		7.2	2,810		0.0

*	Less than 1%

Beneficial Ownership of Shares

(1)

Information based on the Schedule 13D filed with the SEC on October 10, 2018 on behalf of the Terence E. Adderley Revocable Trust K (“Trust K”) and the three co-trustees of Trust K. Trust K was created by Terence E. Adderley, the Company’s former Chairman of the Board, during his lifetime as a revocable trust, with Mr. Adderley serving as the trustee of and retaining the right to revoke the trust during his lifetime. Mr. Adderley funded Trust K, including a gift of 3,139,940 shares of Class B Stock. Mr. Adderley died on October 9, 2018, at which time the trust became irrevocable. In accordance with the provisions of Trust K, Andrew H. Curoe, David M. Hempstead and William U. Parfet, were appointed as successor co-trustees of Trust K following Mr. Adderley’s death. Mr. Curoe may be deemed the beneficial owner of an additional 72,825 shares of Class B Stock held by trusts where Mr. Curoe acts as trustee or co-trustee, including ten trusts holding 100 shares of Class B Stock each, and one trust holding 71,825 shares of Class B Stock.

(2)

Includes 190,306 shares of Class A stock and 200 shares of Class B stock held in two separate trusts of which Ms. Adderley is one of two individual trustees with Comerica Bank & Trust, N.A. as Corporate Trustee.

(3)

Includes 906 shares for Ms. Adderley, 10,904 shares for Mr. Cubbin, 7,205 shares for Ms. Dutton, and 3,624 shares for Ms. Murphy indirectly held in the Company’s Non-Employee Directors Deferred Compensation Plan.

(4)

Mr. Takahashi is the Director, Deputy Vice President and COO, Persol (formerly Temp Holdings Co., Ltd.), which entered into a strategic alliance with the Company in 2010. As of March 18, 2019, Mr. Takahashi was the designated representative director of Persol, which owns the reported shares. Mr. Takahashi disclaims beneficial ownership of the shares held by Persol. Mr. Takahashi will complete his service as a director as of the date of the 2019 Annual Meeting.

(5)	Mr. Adolph was appointed to the Company’s Board of Directors on March 7, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s Directors, Executive Officers, and any person who beneficially owns more than 10% of the common stock (collectively, the “Reporting Persons”), are required to report their ownership of the common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and pursuant to applicable rules, the Company is required to report in its Proxy Statement any failure to file by these due dates. Based on certifications received from the Reporting Persons, and on copies of the reports that such persons have filed with the SEC, all required reports of Reporting Persons were filed timely with the SEC for 2018.

Proposal 2: Advisory Vote to Approve the Company’s Executive Compensation

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

As described in the following Compensation Discussion and Analysis, our executive compensation programs are designed to align the interests of our Executive Officers with those of our shareholders by tying a significant portion of the compensation they receive to Company performance, and by providing a competitive level of compensation in order to attract, retain, and reward Executive Officers, who are critical to the long-term success of our business. Under these programs, our Named Executive Officers are rewarded for the Company’s financial performance, individual performance, and long-term value creation, as well as to facilitate retention, and reflect market realities. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our Named Executive Officers.

As required by Section 14A of the Exchange Act, this proposal, commonly referred to as a “say on pay” proposal, seeks a shareholder advisory vote, on our Named Executive Officers’ compensation, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K and in the Compensation Discussion and Analysis, through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, and the other related tables and disclosure.”

The say-on-pay vote is advisory; and, therefore, not binding on the Company. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and considers the result of the advisory vote in designing and evaluating our executive compensation programs.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis section of this Proxy Statement provides an overview of our executive compensation philosophy and objectives and describes the material elements of our executive compensation programs, the compensation decisions the Compensation Committee (the “Committee”) has made under those programs, key factors that were considered, and provides details of the compensation paid to our Named Executive Officers.

The Compensation Discussion and Analysis is organized in the following sections:

1. 2018 Named Executive Officers

2. Executive Summary

3. Executive Compensation Philosophy, Objectives and Design

4. Process for Determining Executive Compensation

5. Compensation Programs: Decisions and Actions in 2018

6. Governance of Executive Compensation Programs

7. Tax and Accounting Considerations

2018 Named Executive Officers

Our Named Executive Officers for 2018, as defined by the SEC, were as follows:

Name	Title

George S. Corona	President and Chief Executive Officer

Olivier G. Thirot	Executive Vice President and Chief Financial Officer

Teresa S. Carroll	Executive Vice President, President, Global Talent Solutions and General Manager, Global Solutions, Marketing and Human Resources

Peter W. Quigley	Executive Vice President, President, Global Staffing, and General Manager, Global Information Technology, Global Service and Global Business Services

Hannah S. Lim-Johnson	Senior Vice President and Chief Legal Officer

Executive Summary

Fiscal 2018 Performance

Kelly is committed to being a leading talent solutions provider in the markets we choose to compete in, which is the foundation of our strategy. As work has evolved, so has our range of solutions, growing over the years to reflect the changing needs of our customers and the changing nature of work itself. As workforce management has become more complex, we have developed a talent supply chain management approach to help many of the world’s largest companies plan for and manage their workforces. We offer innovative outsourcing and consulting services, as well as staffing on a temporary, temporary-to-hire and direct-hire basis. We also provide a suite of talent fulfillment and outcome-based solutions, delivering integrated talent solutions on a global basis. In doing so, we enable companies to access skilled talent that can move their businesses forward.

2018 was a year of strategic and operational progress that demonstrated our commitment to profitable growth. We delivered solid full-year performance in a tight labor market, effectively managing costs while also investing in our future. A growing U.S. economy and historic low unemployment rates made recruiting more challenging this year and we experienced increased time and expense to fill positions. Nevertheless, we made steady progress against our strategic intent, creating opportunities to improve margins through organic growth, while seeking new paths to growth through inorganic investments. We also initiated a comprehensive review of our commercial staffing operations, particularly the U.S. branch network, which will enable us to place additional focus on improving operational efficiency and creating growth through specialization.

In 2018 we also became a more focused company. We sold our healthcare and legal specialty operations, which allows us to place a greater focus on our commercial, education, engineering and science specialties. In education, we successfully integrated our 2017 acquisition, Teachers On Call. In engineering, we identified two companies that will immediately expand our engineering portfolio: on January 2, 2019, we acquired Global Technology Associates and NextGen Global Resources, leaders in the growing 5G telecom market. These acquisitions position Kelly as one of the leading engineering workforce solutions companies in this fast-growing technology space. Both companies provide services to the largest carriers and OEMs in the telecommunication industry.

Compensation Discussion and Analysis

Other investments this year included our ongoing commitment to embracing the future of work, as the Kelly Innovation Fund participated in the seed fundraising round for Kenzie Academy, a U.S. tech apprenticeship program that develops modern tech workers. To strengthen our position in the portion of the workforce that participates as independent contractors, we made a minority equity investment in Business Talent Group (“BTG”), a U.S.-based marketplace that connects highly-skilled independent talent to some of the world’s largest businesses.

We also continued to make investments in technology during 2018, particularly those which support greater efficiency in finding talent to answer customer needs. We are making substantial investments in our front and middle office platforms, which, when deployed, will streamline the processes and workflows associated with recruiting, onboarding and reassigning workers. These investments will create the platform from which we can deploy operational improvements that will enhance the experience of the hundreds of thousands of job seekers who interact and work with Kelly each year.

Key performance highlights for 2018 include increases in most incentive plan financial measures:

Earnings from Operations	Totaled $87.4 million for the full year 2018 as compared to $83.3 million in 2017

Gross Profit	Increased from $954.1 in 2017 to $972.2 in 2018

Return on Gross Profit (Conversion Rate)	Our 2018 conversion rate was 9.0% compared to 8.7% in 2017

Return on Sales	ROS improved from 1.2% to 1.6% between 2016-2018

Gross Profit $: Global Commercial	Total Gross Profit for Global Commercial improved by 3.1% between 2016-2018, increasing from $533M to $550M

Gross Profit: OCG + PT as a percentage of Total Company GP	Average Gross Profit for our OCG and PT businesses as a percentage of Total Company Gross Profit increased from 42.1% to 43.9% between 2016-2018

Our performance improved over the last year but fell short of target expectations. Kelly continues to focus on accelerating the execution of our strategic plan and making the necessary investments and adjustments to advance that strategy. Our objective is to become an even more competitive, consultative and profitable company, and we are reshaping our business to make that vision a reality. We will measure our progress against gross profit growth, earnings from operations and conversion rate. We expect:

•	To grow higher-margin specialty and outsourced solutions, creating a more balanced portfolio that yields benefits from improved mix;

•	To integrate our investments in specialty solutions with significant growth opportunities, such as our acquisitions of Global Technology Associates and NextGen Global Resources;

•	To deliver long-term structural improvements in costs through investments in technology and process automation; and

•	To continue to improve our conversion rate.

Key Executive Compensation Program Highlights for Fiscal 2018

We continue to evaluate our executive compensation program and make changes to further align it with our strategic priorities and to reward both short- and long-term business success. We believe we have designed a program that aligns with shareholder interests, incentivizes growth and operational excellence, and demonstrates a clear linkage between compensation and performance. The program continues to seek to minimize incentives for management to take excessive risks. The Committee worked with management and its independent compensation consultant, as described later in this document, to review current compensation programs, including the incentive plans, and made the decisions described below in 2018.

Compensation Discussion and Analysis

Reflecting the Company’s commitment to driving a high-performance culture our executive compensation program emphasizes at-risk incentive awards that can be earned over one and three-year periods. As our business evolves and we strive for performance that is better than the prior year, the design of our incentive plans has changed to ensure continued alignment to our business strategy for driving long-term shareholder value. The executive compensation program, particularly the annual and long-term incentive plans, are designed to directly support the Company’s strategic intent to become a more efficient, profitable, growth-focused, and performance-driven organization. Incentive payouts earned for performance cycles ending in 2018 are commensurate with the earnings, gross profit, expense management and total shareholder return results that were achieved. Annual incentive awards for 2018 corporate performance were earned at approximately 46.80% of target, commensurate with our performance on earnings, gross profit and expense goals. Long-term incentive awards for the performance share period 2016-2018 were earned at an aggregate funding of 78.76% of target for gross profit and return on sales results, and our total shareholder return relative to the market. The 2019 incentive designs, which are briefly summarized below and will be discussed in further detail in next year’s proxy filing, are similar to the 2018 incentive design for annual incentives. Key design changes have been approved for the 2019 long-term incentives. The requirement for performance under both the 2019 annual and long-term plans are set meaningfully above 2018 actual results to earn the target award.

The Board has adopted two plans that provide the framework for incentive compensation opportunities for our Senior Officers, a group that includes our Executive Officers.

•	The Short-Term Incentive Plan (“STIP”) provides for annual cash-based incentive opportunities that are based upon the achievement of one or more performance measures, as established by the Committee.

•

The Equity Incentive Plan (“EIP”) provides the Committee the ability to grant long-term incentive (“LTI”) opportunities, in various award types, that focus on the long-term performance of the Company and align the interests of Senior Officers with those of shareholders.

2018 STIP Design and Results

•

Approved multiple, balanced performance measures for the corporate component of the 2018 STIP. 2018 target goals for each measure were set at budgeted numbers, which were substantially higher than 2017 actual results:

•	Earnings from Operations (weighted 50%);

•	Return on Gross Profit (Conversion Rate) (weighted 25%); and

•	Total Gross Profit (weighted 25%).

•	Maintained “gatekeeper” goal that must be achieved in order to earn a payout under any STIP measure (Earnings from Operations measure must achieve at least 60% of target).

•

Executive Officers who are responsible for providing direct leadership to a business unit have at least 50% of their STIP award opportunity based on the achievement of specific business unit measures and the remainder of their award based on the corporate component.

•	Based upon 2018 results for the three performance measures of the corporate component of the STIP, the Committee approved payouts on the 2018 STIP corporate component equal to 46.80% of target.

2018-2020 LTI Design

•	Maintained LTI grant mix for Senior Officers, including our Executive Officers, that heavily emphasizes at-risk performance-based pay opportunities through the following equity vehicles:

•	Performance Share Units – 75% of LTI mix; and

•	Restricted Stock Awards/Units (RSAs/RSUs) – 25% of LTI mix.

•

Approved three LTI performance measures for the 2018-2020 Performance Share Awards, maintaining the same performance measures as the prior year. 2018 target financial goals for each measure were set at budgeted numbers, which were substantially higher than 2017 actual results. Awards earned, if any, are based on performance assessed over the three-year period.

•	Return on Sales (weighted 33.3%);

•	Earnings Before Taxes plus Joint Venture Income (weighted 33.3%); and

•	Relative Total Shareholder Return (“TSR”) (weighted 33.4%).

NOTE: The “Earnings Before Taxes plus Joint Venture Income” measure includes a “bottom-line” earnings measure to capture Joint Venture earnings in support of our business strategy.

Compensation Discussion and Analysis

•

Maintain a performance hurdle of “Positive Net Income” to the restricted stock units awarded to Executive Officers in 2018. Dividend equivalents on restricted stock units granted during 2018 are not paid to Executive Officers until both the performance hurdle and vesting requirements are met.

2016-2018 LTI Results

•

Performance share awards based upon 2016-2018 financial measures, “Return on Sales”, “Gross Profit: OCG and PT as a percentage of total Company Gross Profit”, and “Gross Profit: Global Commercial” achieved an average funding level of approximately 70.38% of target and vested on February 13, 2019.

•

Based on the Company’s relatively strong stock price performance over the three-year period 2016-2018 (35.6%) as compared to the stock price performance of the S&P SmallCap 600 Index (34.4%) for the same period, the Committee approved the funding of the Relative TSR measure for the 2016-2018 LTI awards at 103.89% of target and shares vested on February 13, 2019.

2018 Base Salary Decisions

•

Mr. Thirot and Ms. Lim-Johnson received base salary increases of approximately 3%, effective March 1, 2018. Messrs. Corona and Quigley, and Ms. Carroll did not receive base salary increases in 2018 as the Committee believed their compensation to be appropriate based on market competitive levels and other factors. Further explanation can be found under “Base Salary.”

The Committee believes these actions support the strategic direction of the Company and help position it for long-term success in achieving its goals. These compensation decisions and actions are discussed in more detail below.

Executive Compensation Philosophy, Objectives, and Design

Our executive compensation philosophy is to provide market-based pay opportunities with incentive payouts aligned with the achievement of the Company’s overall short- and long-term business strategies and results. The design of our executive compensation programs allocates total compensation to fixed and variable pay elements resulting in a mix of short-term and long-term pay elements. The Committee continually evaluates our executive compensation programs to ensure that the Company provides market-competitive opportunities that enable us to attract and retain highly qualified individuals to lead the organization and drive business success in the competitive and ever-changing business environment in which we operate. Our executive compensation programs are designed to achieve the following objectives:

•	Align a significant portion of compensation with the achievement of multiple performance goals that motivate and reward executives based on Company, business unit, and individual performance results;

•

Attract and retain world-class talent with the leadership abilities and experience necessary to develop and execute business strategies, achieve outstanding results, and build long-term shareholder value;

•	Support the achievement of the Company’s vision and strategy;

•	Create an ownership mindset that closely aligns the interests of management with those of shareholders; and

•	Provide an appropriate balance between the achievement of both short- and long-term performance objectives, with clear emphasis on managing the sustainability of the business and mitigation of risk.

Pay for Performance Framework

The Committee believes that a majority of a Senior Officer’s compensation should be “at risk” and based upon the achievement of corporate and business unit results, as well as individual performance. As a result, Senior Officers participate in incentive programs that provide them with the opportunity to earn awards that are directly tied to the Company’s performance and that drive sustainable long-term shareholder value. The Company’s compensation programs provide an incentive for Senior Officers to meet and exceed performance goals. Executives are held accountable for results and rewarded with above target payout amounts for performance that exceeds target goals. When target goals are not met, award payouts are designed to deliver below target payouts or no payouts. We believe the combination of our annual short-term incentive awards and long-term equity incentive awards align the interests of our Senior Officers with the interests of our shareholders.

CEO and Other Named Executive Officers Pay Mix

While we believe that a majority of an Executive Officer’s target compensation opportunity should be performance-based, we do not have a specified formula that defines the overall weighting of each element. We believe that the higher a role is positioned within the organizational structure, the greater the emphasis on performance-based compensation should be. As such, the Chief Executive Officer (“CEO”) has a greater percentage of his compensation opportunity that is

Compensation Discussion and Analysis

performance-based through higher target opportunities for STIP and LTI, as compared to the compensation opportunities of the other Named Executive Officers (“NEOs”). At-risk compensation consists of annual cash incentive awards and long-term equity awards (restricted shares and performance shares) that are contingent upon the achievement of pre-established performance goals. The following charts illustrate the 2018 Target Total Direct Compensation mix for our President and CEO and the other Named Executive Officers combined and includes the pay elements of base salary, STIP (at target), restricted shares and performance shares (at target):

FY 2018 CEO Compensation Mix	FY 2018 Other NEO Compensation Mix

Compensation Discussion and Analysis

Elements of Compensation for Named Executive Officers

The Committee determines the elements of total direct compensation that we provide to our Senior Officers, a group that includes the Named Executive Officers. The elements of our fiscal 2018 executive compensation program and the objectives for each are as follows:

COMPENSATION ELEMENT	TYPE	FORM	CONSIDERATIONS	OBJECTIVES
Base Salary	Fixed Compensation	Cash

•  Reviewed annually and adjusted when appropriate

•  Determined based on role and scope of responsibilities, skills, experience, sustained individual contribution, and comparison to market-comparable jobs

• Provide competitive compensation for day-to-day responsibilities • Attract and retain qualified Senior Officers and balance risk-taking

Short -Term Incentive Plan (STIP)	Variable At-Risk Performance- Based Compensation	Cash

•  Annual performance period

•  Target payout opportunity established as percentage of earnings for each Senior Officer based on role

•  Performance measures selected to align with our business strategy

•  Multiple performance measures that reflect key operational and financial measures of success

•  Payout based on achievement of predetermined goals

•  “Gatekeeper” goal must be achieved for any award to be earned

• Motivate and reward Senior Officers for achievement of critical near-term performance goals that support the Company’s strategic business objectives

Long Term Incentives (LTI)	Variable At-Risk Compensation	Stock-Settled

Restricted Stock

•  Accounts for 25% of total LTI award opportunity

•  Shares vest ratably over four years

•  For Executive Officers, performance hurdle as measured over the first year of the grant must be achieved for shares to be earned

• Align interests of Senior Officers and shareholders • Support retention • Support meaningful stock ownership

Performance Shares

Long Term Incentives (LTI)	Variable At-Risk Performance- Based Compensation	Stock- Settled

•  Accounts for 75% of total LTI award opportunity

•  Provides opportunity to earn shares based on achievement of multiple specific performance goals

•  Relative TSR measure is for a three- year period

•  Financial measures are based on three years of performance (payouts, if any, are based on the aggregation of three one-year performance goals compared to three years of results)

•  Drive long-term value creation for shareholders

•  Motivate and reward Senior Officers for achievement of strategic business objectives over a three-year period

•  Align the interests of Senior Officers with the long-term interests of the Company and shareholders

Compensation Discussion and Analysis

2019 Executive Incentive Plans – Overview

For the 2019 incentive plan designs, the Company continues to focus on pay-for-performance alignment by using multiple financial measures and Relative TSR to strongly drive our key business objectives and shareholder value. In support of this strategy, the Committee has approved the following:

•	Raised threshold payouts from 25% to 50% of target and eliminated the “Intermediate” level of performance under both the STIP and LTI Performance Awards;

•	Maintained STIP performance measures that are a combination of gross profit and earnings from operations measures;

•

Set goals for the full three-year performance period for the 2019-2021 Long-Term Incentives with gross profit growth and conversion rate average improvement performance measures, and Relative TSR is now applied as a modifier to financial results rather than a separate measure;

•

Continued a performance hurdle for the 2019 grant of RSUs for Executive Officers that must be achieved before shares become earned. Dividends on these shares will only be paid upon achievement of the performance hurdle and time vesting requirements; and

•

Maintained voluntarily, many of the practices previously required for performance-based compensation under the former requirements of Section 162(m) of the Internal Revenue Code (the “Code”) as good governance of our performance-based plans.

Additional details regarding the 2019 incentive plan designs will be presented in our 2020 proxy filing.

Process for Determining Executive Compensation

Role of the Compensation Committee

The Committee designs and administers the Company’s executive compensation programs and policies, and regularly reviews these programs and policies relative to its objectives, applicable new legal and regulatory practices, evolving best practices, and corporate governance trends. The Committee and members of the Board of Directors determine the compensation of the CEO. The CEO’s total compensation is comprised of base salary, STIP, and LTI award opportunities, and is the same design as the other Named Executive Officers. The CEO does not participate in recommendations or discussions related to his own compensation levels. As part of its responsibility for executive compensation, the Committee annually reviews and determines the compensation of each of our Senior Officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement, based on each individual’s performance including consideration of ethical behavior, achievement of planned goals, relevant market comparisons, the recommendations of the CEO and other factors. The Committee reviews the costs and short- and long-term benefits of the compensation arrangements it considers and approves for Senior Officers.

All of the Committee responsibilities are defined in its charter, which can be found on the Company’s website at kellyservices.com.

Role of the Independ ent Compensation Consultant

Since October 2014, the Committee has engaged Pay Governance LLC as its independent compensation consultant (the “Consultant”). The Committee considers analysis and guidance from the Consultant when making compensation decisions on plan design; the merits of various incentive plan performance measures; Senior Officer pay levels, including that of the CEO and our Executive Officers, relative to peer group and other market data; composition of peer group companies; stock ownership requirements; and other pay practices. In addition, the Consultant updates the Committee on market trends and best practices in executive compensation and, as requested, provides data and guidance on other items such as Director compensation. The Committee uses its own independent judgment to make all decisions related to the compensation of the Company’s Senior Officers.

During 2018, the Consultant regularly attended Committee meetings and communicated with the Chairman of the Board, the Committee Chairman, and the Committee Vice Chairman outside of Committee meetings. The Committee regularly meets with the Consultant in private session (without members of management). As directed by the Compensation Committee, the Consultant also met with the Senior Vice President and Corporate Secretary (“Corporate Secretary”) and members of the Executive Compensation, Finance, and Corporate Governance teams of the Company. The Consultant maintains a direct reporting relationship to the Committee on all compensation matters.

Compensation Discussion and Analysis

The Committee conducts an annual assessment of the Consultant’s independence, using factors established by Nasdaq. The Consultant provided no services to the Company in 2018 other than services to the Committee. The Committee reviewed and affirmed the independence of the Consultant as the Compensation Consultant to the Committee and concluded the work performed by the Consultant did not raise a conflict of interest.

Role of Management

The Committee consults with the CEO and Corporate Secretary to obtain feedback with respect to the strategic direction of our executive compensation programs.

The CEO makes recommendations for each of the Executive Officers about elements of their total compensation. He bases his recommendations on the assessment of each Executive Officer’s performance, as well as the performance of their respective business or function and other factors. The Committee takes into consideration the recommendations of the CEO when determining the compensation of the other Executive Officers.

In addition, the CFO provides periodic financial updates and information to the Committee, to aid in establishing incentive plan goals and determining payout amounts.

Comparator Data

The Committee uses third-party survey data for comparably sized general industry companies and available data from a select group of peer companies, in determining the competitive positioning of our compensation programs, and the individual compensation opportunities of each of our Senior Officers, including the Named Executive Officers.

Each Senior Officer’s performance is reviewed (see Senior Officer Performance Reviews and Succession Planning below) and compensation decisions are made on an annual basis (or as a Senior Officer’s duties and responsibilities change). Base salaries, target STIP, and target long-term incentive opportunities are benchmarked against a group of comparable executive positions in general industry companies of similar revenue size as reflected in multiple third-party surveys. We seek to establish target total direct compensation opportunities (defined as base salary, target STIP, and target long-term incentive) for our Named Executive Officers that are near a competitive range of the median of the competitive market data. Compensation ultimately earned from these opportunities can vary from the targeted levels based on the company, business unit and individual performance. Various other factors are taken into consideration and in certain circumstances, we may target pay above or below the competitive median. Individual target total direct compensation may be above or below the median depending on Company performance, cost considerations, the role’s scope of responsibilities, individual experience and performance, and any succession, retention or internal equity considerations. Prior to 2015, the Company had taken a conservative approach to target long-term incentive opportunities for Senior Officers that were generally well below market median. The 2015 LTI design brought target total direct compensation opportunities, on average, closer to market median levels for our Senior Officers. In support of the Company’s efforts to reduce costs in connection with its investment strategy, beginning in 2016 management voluntarily requested and the Committee agreed, that LTI levels for Senior Officers would be reduced from the 2015 levels, as explained further in the Long-Term Incentive section of this Proxy Statement.

In 2018, a competitive executive compensation analysis was performed which included both an analysis of third-party survey data prepared internally by the Company’s Executive Compensation group, and a peer group review of CEO pay prepared by the Consultant. Third-party general industry survey data from Aon Hewitt, Mercer, and Towers Watson was used to prepare the survey analysis. Specific companies that participated in the third-party surveys were unknown and not a factor in the Committee’s deliberations. The survey analysis was reviewed by the Consultant for the Committee.

The Company considers the officer pay practices of a comparator peer group prepared by the Consultant, which was selected using the following criteria: industry, annual revenues, and non-staffing companies considered by shareholder advisory groups as peers. The majority are multi-national/global companies headquartered in U.S. The resulting group of fifteen comparator companies includes direct peers supplemented by other people-intensive businesses with similar margins. This group of companies includes eight companies used by Institutional Shareholder Services (“ISS”) in their 2018 report, which means 53% of companies in our peer group are shared with ISS. The Company’s 2017 revenue of $5.37 billion was on par with the median peer group revenue of $5.27 billion for the same period. The following comparator group of fifteen companies was unchanged from last year and used by the Committee as another reference point when reviewing 2018 officer pay practices and CEO pay levels:

2018 Peer Group

• ABM Industries Incorporated	• Insperity, Inc.	• Robert Half International Inc.

• Adecco Group AG	• Leidos Holdings, Inc.	• R.R. Donnelley & Sons Company

• AMN Healthcare Services, Inc.	• ManpowerGroup Inc.	• The Brink’s Company

• ASGN Inc. (1)	• Quad/Graphics, Inc.	• TrueBlue, Inc.

• Essendant Inc.	• Randstad NV (2)	• WESCO International, Inc.

(1)	On Assignment, Inc. changed their name to ASGN Inc. in April 2018.
(2)	Randstad Holding NV changed their name to Randstad NV in April 2018.

Compensation Discussion and Analysis

For 2019 pay benchmarking, the Committee approved a revised peer group that consists solely of staffing and HR-focused companies with generally similar annual revenues and recent market cap. This group of 12 companies, listed below, includes more direct peers and a balanced mix of some significantly smaller and larger companies in similar industries.

2019 Peer Group

• ABM Industries Incorporated	• Barrett Business Services, Inc.	• ManpowerGroup Inc.

• Adecco Group AG	• Heidrick & Struggles International, Inc.	• Randstad NV

• AMN Healthcare Services, Inc.	• Insperity, Inc.	• Robert Half International Inc.

• ASGN Inc.	• Kforce Inc.	• TrueBlue, Inc.

The Committee considers peer group and general industry survey data as a point of reference, not the sole factor in determining Senior Officers’ compensation. The third-party survey data and peer group analysis represent “Market Data” when referenced throughout this Compensation Discussion and Analysis. The Committee considers all of the resources provided as part of a holistic process that also includes officer performance and the recommendations of the Company’s CEO regarding total compensation for Senior Officers.

Tally Sheets

In addition to Market Data and for use as background information, the Executive Compensation group provides the Committee with comprehensive tally sheets for each Executive Officer, summarizing up to four years of historical target and actual total compensation data and long-term incentive grant detail that includes grant date fair value as well as the intrinsic value of outstanding award opportunities. The Committee reviews tally sheets for the Executive Officers and believes they are a useful reference tool, along with other perspectives, when considering whether compensation decisions reflect the Company’s executive compensation philosophy and performance.

Senior Officer Performance Reviews and Succession Planning

Annually, the Committee conducts a comprehensive Senior Officer performance review that includes succession planning and identification of officer developmental opportunities. Detailed executive performance review information for each of the Senior Officers, including the Named Executive Officers, is prepared by the Chief Human Resources Officer (“CHRO”). During 2018, the CHRO implemented new methodology to identify and develop the Company’s talent, including the establishment of a framework to evaluate talent, and a succession planning and talent development system. Sessions were held with multiple layers of the organization to discuss talent and development, increasing the sharing of information and understanding of key talent across leadership teams and business units. Individual development plans are being prepared to identify future opportunities for emerging leaders.

The performance review information for each of the Senior Officers includes key annual initiatives, performance results, strengths, and development opportunities. Senior Officers with high technical knowledge in one area of functional expertise and those with the ability to have cross functional potential and serve in many capacities were identified. The CEO reviews the performance of the other Executive Officers and presents their individual performance assessments, development plans, and succession strategies to the Committee. Executive Officers who have direct reports who are Senior Officers, present the individual performance assessments, development plans, and succession strategies to the Committee for each of those Senior Officers. During the individual performance assessments, the Committee asks questions, renders advice, and makes recommendations on matters that include individual development needs, succession planning, and retention. The Company’s Chairman of the Board and the Committee Chair present the performance review for the CEO to the other Committee members. None of the Senior Officers are present when their performance is being discussed by the Committee. Each executive’s individual performance assessment is used by the Committee, together with the compensation analysis discussed in the previous section and the recommendations of the CEO, to determine compensation for the Senior Officers.

The Company’s succession plan is updated annually in connection with the performance assessments and is approved by the Board. The plan documentation includes all executives at the Senior Officer level, as well as their potential successors from within the Company in case of an unexpected disability or departure of a Senior Officer. Documentation includes detailed executive performance review information as discussed above, readiness assessments, and at least one potential successor for each role. Any changes to the plan during the year also require the approval of the Board.

Compensation Discussion and Analysis

Compensation Programs: Decisions and Actions in 2018

Base Salary

Base salaries for Senior Officers, including the Named Executive Officers are intended to be competitive with Market Data to ensure that the Company can attract and retain the executives necessary to successfully lead and manage the organization. Base salaries generally fall within a range (+/- 15%) around the median of salaries in the Market Data, as individual base salaries will vary based upon the factors described below. Based on Market Data available at the time the review was conducted in November 2017, we determined that the base salaries of our Named Executive Officers were within this competitive range of the market medians for comparable roles. Base salary is only one component of target total direct compensation and may be affected by other components to ensure that target total direct compensation meets compensation objectives.

The Committee reviews the base salaries of Senior Officers, including the Named Executive Officers, on an annual basis (or as a Senior Officer’s duties and responsibilities change). Base salaries are determined by the Committee for each of the Senior Officers based on various factors, including the scope and responsibilities of the role, an individual’s experience and performance in the role, their current level of pay compared to Market Data, internal pay equity, the recommendations of the CEO, and consideration of the Company’s salary adjustment budget.

The Company’s annual total compensation review process for all employees, including the Senior Officers, occurs during the first quarter to coincide with the timing of any potential incentive award payouts. The timing alignment of compensation elements is intended to reinforce the Company’s pay for performance philosophy and provide each employee with their “total compensation” overview. In November 2017, the Committee conducted its annual review of base salaries of the Senior Officers, including Named Executive Officers. In February 2018 it was determined that no changes would be made to base salary levels for Messrs. Corona and Quigley and Ms. Carroll as the Committee believes current salary levels are competitive in the market for talent. Salaries for Mr. Thirot and Ms. Lim-Johnson were increased 3.1% and 2.9% respectively, to improve market competitiveness. At this time, the Committee also approved Mr. Thirot as an Executive Vice President of the Company.

In consideration of the factors noted above, the following base salaries for the Named Executive Officers were approved by the Committee in 2018:

	2017 Base	2018 Base	Adjustment
Named Executive Officer	Salary	Salary	%
George S. Corona	$1,000,000	$1,000,000	0.0%
Olivier G. Thirot	$533,500	$550,000	3.1%
Teresa S. Carroll	$575,000	$575,000	0.0%
Peter W. Quigley	$575,000	$575,000	0.0%
Hannah S. Lim-Johnson	$340,000	$350,000	2.9%

Notes:

•	Amounts represent base salaries in effect on December 31 of each applicable year.

•	2018 salary adjustments were effective March 1, 2018.

Annual Cash Incentive

The Committee believes that the Named Executive Officers should have a meaningful percentage of their total compensation earned through annual “at risk” performance-based incentives. The percentage of target total compensation at risk under the terms of the STIP increases significantly as the individual executive’s responsibilities and influence on overall corporate performance results increase. The STIP is designed to encourage executives to meet and exceed the Company’s short-term goals that align with overall corporate strategy and improve shareholder value.

The STIP target opportunity is established as a percentage of each individual’s actual base salary earnings and is targeted near the median Market Data, but may vary based upon individual factors, internal equity and other considerations. STIP payments for all participants are capped at 200% of the target incentive award opportunity. In November 2017, the Committee reviewed the target incentive opportunity for each of the Named Executive Officers and found that all but one were appropriately positioned relative to the Market Data. The Committee approved increasing Mr. Thirot’s STIP target opportunity from 75% to 80% of base salary effective January 1, 2018.

Compensation Discussion and Analysis

The following table shows the 2017 and 2018 STIP target opportunities, as a percent of base salary, for our Named Executive Officers:

Named Executive Officer	2017 STIP Target %	2018 STIP Target %
George S. Corona	130%	130%
Olivier G. Thirot	75%	80%
Teresa S. Carroll	85%	85%
Peter W. Quigley	85%	85%
Hannah S. Lim-Johnson	65%	65%

In the months leading up to year end, the Committee reviews and determines the objectives, performance measures, and other terms and conditions of the STIP for the following plan year. For 2018, the Committee approved the use of the same multiple performance measures as were used in 2017 to comprise the corporate component of the STIP. The Committee selected these multiple financial measures again for the STIP because they aligned with business objectives and value creation, provided balance, ensured a strong pay-performance linkage, and improved line of sight for Senior Officers, including the Named Executive Officers. Measures selected for 2018 STIP were:

•	Earnings from Operations, to focus on improving the Company’s earnings;

•	Return on Gross Profit (also referred to as “conversion rate”), to focus on expense control; and

•	Total Gross Profit, to maximize growth for all of our businesses.

Payout for threshold performance under the corporate component of STIP is 25% of a Named Executive Officer’s target payout opportunity, with zero payout earned for performance below threshold. Achievement of the intermediate level, which is halfway between threshold and target performance levels, results in payouts that are 75% of target. Achievement of target performance results in target payouts for the Named Executive Officers. Performance above target earns incentive payouts above target and up to the maximum of 200% of target. As in prior years, the 2018 STIP design includes a ‘gatekeeper’ goal which must be achieved to earn a payout under any measure. The gatekeeper goal is earnings from operations with a required level of achievement of at least 60% of target.

Performance measures used for purposes of STIP are the same as defined in the Company’s GAAP financial statements, excluding special items such as: changes in accounting principles, gains or losses on acquisitions or divestitures, changes in budget due to acquisitions or divestitures, restructuring expenses, and other unusual items, which are defined as such and quantified in the financial statements and/or footnotes to the Company’s Annual Report on Form 10-K. Adjustments would apply only to unbudgeted items. For the total gross profit measure, constant currency (using the Company’s 2018 budgeted currency exchange rate) was used to determine values in establishing achievement of the incentive plan goals for 2018.

In February 2018, the Committee determined and approved threshold, intermediate, target, and maximum performance goal levels for the 2018 STIP. The threshold goals were set at levels for which the Committee believed it was appropriate to start earning incentives; intermediate goals were set halfway between threshold and target amounts; target goals were set at the budgeted levels, which the Committee considered were “challenging but achievable”; maximum goals were set at significant stretch levels for which the Committee believed the earning of two times target payouts was warranted. For the Corporate measures, straight line interpolation occurs for achievement of performance between threshold and intermediate, intermediate and target, and between target and maximum. For the business unit measures, there is no straight-line interpolation between payout levels of the payout schedule. The goals at threshold, target, intermediate and maximum for the 2018 STIP, as well as resulting performance for each measure of the corporate component were as follows:

		2018 Performance Goals
Corporate Component Performance Measures	Weighting	Threshold	Intermediate	Target	Maximum	2018 Actual Results	Weighted 2018 Payout (% of Target)
Earnings from Operations	50.0%	$85.529	$91.015	$96.500	$125.450	$87.465	21.3%
Return on Gross Profit	25.0%	8.994%	9.297%	9.600%	11.100%	9.000%	6.3%
Total Gross Profit	25.0%	$948.945	$977.083	$1,005.221	$1,105.743	$978.700	19.1%
	100%						46.8%

$ in millions

Compensation Discussion and Analysis

Messrs. Corona and Thirot, and Ms. Lim-Johnson’s STIP opportunities were based 100% upon the performance measures of the corporate component, as shown above.

Ms. Carroll’s STIP opportunity was based 50% on the corporate component measures and 50% on the business unit measures for which she is accountable. Payout results for the business unit measures for Ms. Carroll were positively impacted by increased revenue in the Business Process Outsourcing (“BPO”), KellyConnect, and Contingent Workforce Outsourcing (“CWO”) businesses, and the increase in Global Talent solutions (“GTS”) Gross Profit rate due to improving product mix, partially offset by increases in employee-related healthcare costs, and were negatively impacted by lower demand in centrally delivered staffing and Payroll Process Outsourcing (“PPO”). The measure, “Contribution” that appears below for Ms. Carroll and Mr. Quigley is defined as income from operations.

Performance results for each of Ms. Carroll’s business unit measures are as follows:

Teresa Carroll

		2018 Performance Goals
Corporate Component and					2018	Payout
Business Unit					Actual	(% of
Performance Measures	Weighting	Threshold	Target	Maximum	Results	Target)
Corporate Component Performance Measures	50.0%		see details above			46.80%
Global Talent Solutions (GTS) Staffing GP $	12.5%	$130.568	$145.076	$181.345	$142.610	75.00%
Global OCG GP $	12.5%	$218.410	$242.678	$291.214	$239.986	90.00%
Global Talent Solutions (GTS) Contribution	25.0%	$62.410	$78.012	$117.018	$84.547	110.00%
$ in millions				Weighted Payout:		71.53%

Mr. Quigley’s STIP opportunity was based 50% on the corporate component measures and 50% on the business unit measures for which he is accountable. Payout results for the America’s business unit measures for Mr. Quigley were positively impacted by an increase in average bill rates resulting from wage increases and stronger revenue growth in our services lines with higher pay rates and were negatively impacted by increased SG&A expenses due primarily to higher costs for recruiting and sales resources and additional effort to attract and place candidates in the current talent environment. Payout results for the EMEA business unit measures were positively impacted by an increase in average bill rates resulting from changes in country and customer mix and were negatively impacted by the unfavorable customer mix and the effect of French payroll tax adjustments.

Performance results for each of Mr. Quigley’s business unit measures are as follows:

Peter Quigley

		2018 Performance Goals
Corporate Component and					2018	Payout
Business Unit					Actual	(% of
Performance Measures	Weighting	Threshold	Target	Maximum	Results	Target)
Corporate Component Performance Measures	50.0%		see details above			46.80%
Americas Staffing Gross Profit	20.0%	$412.128	$457.920	$572.400	$443.475	50.00%
Americas Staffing Contribution	20.0%	$71.430	$89.288	$133.932	$77.275	35.00%
EMEA Staffing Gross Profit	5.0%	$145.787	$161.985	$202.481	$155.378	50.00%
EMEA Staffiing Contribution	5.0%	$19.680	$24.600	$36.900	$20.428	20.00%
$ in millions				Weighted Payout:		43.90%

Under the terms of the STIP, the Committee retains the right in its discretion to reduce a STIP award based on Company, business unit, or individual performance. The Committee has no discretion to increase a STIP award for Named Executive Officers (though the Committee may approve a special bonus for Named Executives Officers on a discretionary basis to recognize exceptional performance or actions not related to objectives set forth in the STIP; in 2018, no discretionary bonus awards were made to Named Executive Officers). STIP awards made in 2018 to Named Executive Officers are subject to the Company’s Clawback Policy.

Based on these performance results, at its February 13, 2019 meeting, the Committee reviewed and approved payments to the Named Executive Officers in accordance with the STIP provisions as follows:

Compensation Discussion and Analysis

Named Executive Officer	2018 Base Salary Earnings	2018 STIP Target as % of Salary	2018 STIP Payout at Target	2018 Payout as a Percentage of Target	2018 STIP Payout
George S. Corona	$1,000,000	130%	$1,300,000	46.80%	$608,400
Olivier G. Thirot	$547,271	80%	$437,817	46.80%	$204,898
Teresa S. Carroll	$575,000	85%	$488,750	71.53%	$349,578
Peter W. Quigley	$575,000	85%	$488,750	43.90%	$214,561
Hannah S. Lim-Johnson	$348,346	65%	$226,425	46.80%	$105,967

Long-Term Incentives

The EIP provides for long-term incentives that reward executives for achieving the Company’s long-term growth and profitability goals. Long-term incentive compensation is also intended to help the Company retain key employees, and provide those employees shared financial interests with the Company’s shareholders and positively influence their job performance and longer-term strategic focus. The EIP allows for grants of equity and non-equity awards to key employees. The Committee approved a redesign of the Company’s long-term incentives in 2015 that included updated performance measures, a greater portion of variable at-risk performance-based compensation, and target opportunities for the Named Executive Officers that were set, on average, to be near market competitive levels.

The Committee believes that compensation programs for the Company’s Senior Officers should include strong alignment between pay and performance, with a significant portion of “at risk” pay. As a result, the design of the 2018 long-term incentives for Senior Officers, including the Named Executive Officers, mirrored the 2017 grants, with grant levels based 75% on performance shares (at target) and 25% on restricted stock in order to create award opportunities that heavily emphasize performance. The current incentive mix emphasizes performance-contingent awards that are delivered through performance shares and places a reduced weighting on restricted shares.

In 2015 we implemented a significant design change from the Company’s pre-2015 long-term incentive awards. Prior to 2015, target long-term incentive opportunities for Senior Officers were generally significantly below market median and provided primarily in time vesting restricted stock. The overall target number of shares granted to Senior Officers under the 2015 long-term incentive awards brought target total direct compensation opportunities, on average, to be closer to market median levels. The target number of shares granted to each Senior Officer in 2015, including the Named Executive Officers, were based on an established value for each officer level. Target LTI grant levels, in terms of the number of shares, for nearly all Senior Officers were reduced for the 2016 grant by approximately 15% from the 2015 target share grant levels. This change was made at the request of management and with the approval of the Committee, as both believed it was an approach that supported the Company’s investment strategy and efforts to reduce cost. This reduced grant value was maintained for the 2017 and 2018 LTI grants, with grant values approximately the same as they were in 2016 (for those executives in the same position each year). Due to increases in position responsibilities and promotions, the grant values of the LTI award opportunities for most of the Named Executive Officers increased over the last three years. The number of target shares granted to each Named Executive Officer can be found in the “Grants of Plan-Based Awards” table, later in this document. The actual value realized for the grant will be based upon achievement of the performance measures of the performance share awards and the price of the Company’s stock.

Compensation Discussion and Analysis

Under the terms of the EIP, the Committee retains the right in its discretion to reduce an LTI award based on individual performance. The Committee has no discretion to increase an LTI award for Named Executive Officers. LTI grants made in 2017 and prior years were designed to comply with the requirements of Section 162(m) of the Code and any performance-based awards made under the EIP are subject to the Company’s Clawback Policy.

Performance Shares

Performance shares provide Senior Officers with the opportunity to earn shares, from zero to 200% of their target opportunity, based on achievement of pre-established measures and goals. For 2018, the Committee selected the following equally weighted performance measures for the performance shares: return on sales, in order to maximize margins from revenues; earnings before taxes plus joint venture (“JV”) income, to include an operating earnings measure that also captures JV earnings; and TSR relative to the S&P SmallCap 600 Index, to reward relative TSR performance. The Committee believed that these performance measures were aligned with the business strategy and shareholder interests, and also provided balance with STIP measures across the strategic business objectives of the Company.

For the 2018 grant of performance shares, the two financial measures, return on sales and earnings before taxes plus JV income, were established to have three-year goals, which would be developed by aggregating one-year performance goals for each of the years in the performance period 2018-2020. This design was selected due to the desire to have multi-year accountability for performance results, while recognizing the challenges, at this time, of establishing traditional three-year goals in an uncertain environment. In February 2018, the Committee approved goals at threshold, intermediate, target, and maximum levels of performance for each of the measures for 2018. Goals for the measures in subsequent years of the performance period will be established within the first ninety days of each of the years, 2019 and 2020. At the end of the performance period 2018-2020 (i.e., in early 2021), goals and results will be aggregated and/or averaged as appropriate, for each of the two financial measures, to determine achievement and earning, if any, of shares. The Relative TSR measure of the performance shares is a three-year goal with vesting at the end of the 2018-2020 performance period, provided that a threshold level of performance for this measure is achieved. The following table illustrates performance periods for each of the measures for the 2018-2020 performance shares:

Measures	2018	2019	2020
• Return on Sales (ROS) • Earnings Before Taxes plus JV Income	Three-year performance is assessed based on the average (for the ROS measure) or sum (for the earnings measure) of the annual goals set at the start of each year, relative to three years of results

• Relative TSR	Three-calendar year Performance Period

The following target number of performance shares were awarded for each performance measure to the Named Executive Officers in 2018:

Target Number of 2018-2020 Performance Shares Awarded
	Financial Measures			Total Number
Name	Return on Sales	Earnings Before Taxes plus JV Income	Relative TSR Measure	of Performance Shares @ Target
George S. Corona	19,218	19,218	19,218	57,654
Olivier G. Thirot	6,876	6,876	6,876	20,628
Teresa S. Carroll	6,876	6,876	6,876	20,628
Peter W. Quigley	6,876	6,876	6,876	20,628
Hannah S. Lim-Johnson	2,904	2,904	2,904	8,712

For achievement of threshold performance, 25% of target performance shares would be earned; for achievement of intermediate performance, 75% of target performance shares would be earned; for achievement of target performance, 100% of target performance shares would be earned; and for achievement of maximum performance or higher, 200% of target performance shares would be earned under the 2018 long-term incentive design. The threshold goals were set at levels for which the Committee believed it was appropriate to start earning incentives; intermediate goals were set halfway between threshold and target levels of performance; target goals were set at budgeted levels, which the Committee considered were “challenging but achievable”; maximum goals were set at significant stretch levels for which the Committee believed the earning of two times target payout was warranted. Straight line interpolation occurs for achievement of performance between threshold and intermediate, intermediate and target, and between target and maximum.

Compensation Discussion and Analysis

Shares that are subject to the Relative TSR measure have a three-year performance period, 2018-2020. TSR combines share price appreciation plus the value of reinvested ex-date dividends and is expressed as a percentage. For the 2018 performance shares, TSR will be calculated based on the average adjusted closing stock price for the twenty consecutive trading days immediately prior to the beginning and end of the three-year measurement period, January 1, 2018 to December 31, 2020. Shares are earned based on the Company’s TSR at the end of the three-year performance period relative to that of the S&P SmallCap 600 Index. To encourage appreciation of the Company’s share price, the calculated award will be reduced by 50% if at the end of the performance period the Company’s TSR is negative, indicating it has declined over the three-year period.

Performance awards are granted in the form of Performance Share Units. Performance shares are not eligible for dividends or dividend equivalents. Any 2018-2020 performance shares earned under any measure will vest in early 2021, following approval by the Committee.

In the event of a Senior Officer’s termination of employment due to death, disability, normal retirement, or termination not for cause, they will receive a prorated award of performance shares based on actual results achieved, if any. Normal retirement is defined as age 62 with at least five years of service. In order to be eligible for a prorated award due to termination by the Company not for cause, a Senior Officer must have been employed for at least one year after the date the grants were approved by the Committee. The prorated amount is based on the number of whole months in the performance period that were worked by the Senior Officer prior to termination divided by 36. In the case of termination not for cause in connection with a change in control, performance shares vest immediately at target amounts.

Restricted Stock

Restricted stock is considered by the Committee to be an effective vehicle to support the Company’s long-term compensation objectives:

•	Alignment with shareholder interests;

•	Facilitate retention through an extended pro rata vesting structure; and

•	Support meaningful stock ownership.

At its February 14, 2018 meeting, the Committee approved restricted stock grants for Senior Officers, including the Named Executive Officers, which vest ratably over four years, as detailed in the Summary Compensation Table and the Grants of Plan Based Awards Table. This grant of restricted shares represents 25% of each Senior Officer’s target long-term incentive grant. Grants of restricted stock made to our Executive Officers have a performance hurdle of “Positive Net Income” that must be achieved for 2018 in order for shares to become earned and eligible for vesting. Dividend equivalents are not paid to Executive Officers until the performance hurdle is achieved and each tranche of shares vest. The Company believes that restricted stock is an important component of total compensation for our Named Executive Officers and the four-year, pro rata vesting feature supports the Company’s retention objective. Any remaining unvested portion of restricted stock awards are forfeited upon voluntary termination, normal retirement, and involuntary termination for cause or not for cause, unless termination not for cause is in connection with a change in control. In the case of termination not for cause in connection with a change in control, all restricted stock shares or units vest immediately. Restricted stock is prorated in the event of termination due to death or disability.

All of the Senior Officers’ 2018 long-term incentive awards were granted in a mix of 75% performance shares and 25% restricted stock and there were no other special grants.

2016-2018 Long-Term Incentive Performance Results

As outlined in the Company’s 2017 Proxy Statement, 2016-2018 performance shares become earned based on three financial measures and a Relative TSR measure. The three financial performance measures for the 2016-2018 award, return on sales; gross profit for the combined Outsourcing and Consulting Group (OCG) and PT businesses as a percentage of total Company gross profit; and gross profit for the Global Commercial business, were established to have three-year goals, which would be developed by aggregating one-year performance goals for each of the years in the performance period 2016-2018. Goals for the performance measures were established and approved by the Committee within the first ninety days of each of the years 2016, 2017 and 2018. At the end of the performance period 2016-2018 (i.e., in early 2019), goals and results were aggregated and averaged as appropriate, for each of the three financial measures, to determine achievement and earning, if any, of shares. The relative TSR measure of the performance shares is a three-year goal with vesting at the end of the 2016-2018 performance period, provided that a threshold level of performance for this measure is achieved. Upon achievement of at least a threshold level of performance for each measure, shares would be earned subject to approval by the Committee in early 2019. Performance results achieved for the awards that were based on 2016-2018 financial measures were 60.15% of target for the return on sales measure; 52.00% of target for the gross profit for the OCG and PT businesses as a percentage of total Company gross profit; and 98.98% of target for the gross profit for the Global

Compensation Discussion and Analysis

Commercial business. For performance awards based on the Relative TSR performance measure for the period 2016-2018, results were based on the Company’s stock price appreciation and dividend reinvestment over the three-year period as compared to the performance of the S&P SmallCap 600 Index for the same period. The beginning stock price was the average dividend-adjusted closing stock price for the twenty consecutive trading days ending December 31, 2015. The ending stock price was the average dividend-adjusted closing stock price for the twenty consecutive trading days ending December 31, 2018. The Company’s 2016-2018 TSR of 35.6% is 1.2% higher than the 2016-2018 TSR for the S&P SmallCap 600 Index, which was 34.4%, resulting in a payout of 103.89% of target. Award amounts earned are based on the level of achievement for each of the performance measures. The aggregate funding for all performance measures of the 2016-2018 LTI performance awards is 78.76% of target. These levels and final performance results for the 2016-2018 performance period are provided in the following chart:

		2016-2018 Performance Goals			2016-2018	Payout
		Threshold	Target	Maximum	Actual	as % of
Financial Performance Measures	Weighting	50%	100%	200%	Results	Target
Return on Sales	25.0%	1.442%	1.641%	2.007%	1.482%	60.15%
Gross Profit: OCG + PT as % of Total GP	25.0%	42.865%	44.017%	46.517%	42.911%	52.00%
Gross Profit $: Global Commercial	25.0%	$1,583.531	$1,629.660	$2,037.075	$1,628.721	98.98%
Relative TSR	25.0%	-15%	0%	+30%	+1.2%	103.89%
$ in millions				Weighted Payout:		78.76%

As a result of the above level of achievement for each of the performance measures of the 2016-2018 LTI, the Committee approved the vesting of the following number of earned performance shares for each Named Executive Officer:

	Financial Measure: Return on Sales		Financial Measure: Gross Profit: OCG +PT as % of Total GP		Financial Measure: Gross Profit $: Global Commercial		Total Shareholder Return (T SR )		Total
	Payout as % of Target:		Payout as % of Target:		Payout as %of Target:		Payout as % of Target:		Number of
	60.15%		52.00%		98.98%		103.89%		Performance
Name	Target # of Shares	# of Shares Earned	Target # of Shares	# of Shares Earned	Target # of Shares	# of Shares Earned	Target # of Shares	# of Shares Earned	Shares Earned
George S. Corona	11,156	6,710	11,156	5,801	11,156	11,042	11,157	11,591	35,144
Olivier G. Thirot	6,375	3,835	6,375	3,315	6,375	6,310	6,375	6,623	20,083
Teresa S. Carroll	6,375	3,835	6,375	3,315	6,375	6,310	6,375	6,623	20,083
Peter W. Quigley	6,375	3,835	6,375	3,315	6,375	6,310	6,375	6,623	20,083

Retirement Benefits

Highly compensated employees in the U.S. are not eligible to participate in the Company’s qualified 401(k) plan. In order to provide a competitive total compensation package, the Company has established the Management Retirement Plan (the “MRP”). The MRP is a U.S. nonqualified defined contribution/deferred compensation plan available to all highly compensated employees, including the Named Executive Officers, as outlined by Section 414(q)(1)(B)(i) of the Code. Employees who are working in the U.S. while on an international assignment are not eligible to participate in the MRP. All participants in the MRP can elect to defer from 2% to 25% of their annual base earnings and 2% to 50% of their annual cash incentive earnings. Matching contributions by the Company equal 50% of the first 10% of base salary and annual cash incentives deferred by a participant. Other than the MRP, there are no other retirement income plans available to the Company’s highly compensated employees in the U.S. The MRP provides all participants, including the Named Executive Officers, with a tax gross-up of Medicare taxes incurred on contributions to the plan. The Medicare tax gross-up provides for parity with other employees who are eligible to participate in the Company’s tax-qualified 401(k) plan and therefore do not pay Medicare tax on Company contributions.

Mr. Thirot’s Retirement Benefits

As a result of his move from Swiss payroll and benefits to U.S. payroll and benefits effective January 1, 2017, Mr. Thirot is now a participant in the MRP. He retains a Swiss retirement benefit from his employment in Switzerland that includes contributions that he made to the fund, as well as company contributions that were made to the fund on his behalf. Company contributions to Mr. Thirot’s Swiss retirement account stopped at the end of 2016 and no company contributions were made to his Swiss retirement account in 2017 or 2018.

Compensation Discussion and Analysis

Health and Welfare Benefits

The health and welfare plans, including Company-provided life insurance, provided to the Named Executive Officers are the same plans available to all regular staff employees.

Perquisites

A modest level of perquisites is available to Named Executive Officers:

Perquisite	Benefit	Usage in 2018
Company Aircraft	To facilitate conducting the Company’s business and provide a competitive advantage, a private aircraft service is available. Senior Officers may utilize the aircraft service for business purposes. On rare occasions, an executive may use the aircraft service for personal non-business purposes.	No personal use of private aircraft by Named Executive Officers in 2018.

Executive Physical	To ensure Senior Officers monitor their health and general well-being, an annual physical examination is provided at the Company’s expense. Senior Officers also have the ability to use their own physician to perform the required tests and evaluations, in lieu of using the selected facilities. For those Senior Officers, expenses were processed through their employee health care coverage and not through the executive physical program.	Three Named Executive Officers utilized the formal executive physical program in 2018. Two Named Executive Officers utilized the services of their own physicians to perform the required testing and evaluation in 2018.

Vacation Facility	Two Company-owned condominiums are available on a limited basis to employees at the Vice President level and above.	Two Named Executive Officers used the vacation facility in 2018.

The aggregate amount of perquisites provided in 2018 for each of the Named Executive Officers, with the exception of Mr. Thirot, was less than $10,000 and therefore only Mr. Thirot’s usage is reported in the Summary Compensation Table.

Mr. Thirot’s International Assignment

In light of his transition to be a U.S.-based employee, the initial international assignment benefits provided to Mr. Thirot were reduced for 2016, and then were eliminated when he moved to U.S. payroll and benefits at the beginning of 2017. The Company continues to provide tax support to Mr. Thirot as it relates to carryover costs related to his assignment and these amounts are included in the “All Other Compensation” column of the Summary Compensation Table and are explained in detail in the footnotes of that table.

Senior Executive Severance Plan

To encourage the retention of certain key executives of the Company and thereby promote the stability and continuity of management, the Senior Executive Severance Plan (“Severance Plan”) was established by the Company and approved by the Committee effective March 31, 2017. Participation in the plan is limited to certain Executive Officers, namely Messrs. Corona, Thirot and Quigley, and Ms. Carroll. The Severance Plan provides severance benefits in the event a participant’s employment is terminated under certain circumstances as explained and illustrated in Potential Payments Upon Termination. The Plan does not provide excise tax gross-ups to participants under Section 280G of the Code. The Company’s EIP provides for the immediate vesting of restricted stock and performance awards upon a qualified termination in connection with a change in control and is also explained in Potential Payments Upon Termination.

Under the terms of the Severance Plan covering the eligible Named Executive Officers, each would be entitled to severance payments and benefits in the event that he or she experiences a “qualifying termination” (i.e., any termination of the participant by the Company other than for cause, disability or death: or for good reason by a participant in connection with a change in control as is defined in the Severance Plan). A change in control will not automatically entitle an eligible Named Executive Officer to severance benefits or equity acceleration; instead, the executive must also lose his or her job, or suffer a significant adverse change to employment terms or conditions in order to be eligible for benefits under the Severance Plan. In the event of a termination for any reason, eligible Named Executive Officers would be entitled to any earned compensation owed but not yet paid as of the date of termination. Eligible Named Executive Officers would also be entitled to payment of vested benefits, if any. Details of the Severance Plan are provided in the Potential Payments Upon Termination section of this Proxy Statement.

Compensation Discussion and Analysis

General Severance Plan

The General Severance Plan was amended and restated effective March 27, 2017 to include the Senior Officers not covered by the Senior Executive Severance Plan. The General Severance Plan is designed to provide severance benefits in the event of an involuntary termination of employment as a result of general separation of employment or general reduction in force, as provided for under the plan. Ms. Lim-Johnson is covered by the General Severance Plan and benefits under this plan are explained and illustrated in Potential Payments Upon Termination.

Governance of Executive Compensation Programs

Annual Say on Pay Vote

The frequency of the Company’s Say on Pay vote is annual and, as such, the Committee considers the shareholder advisory vote on executive compensation as disclosed in the Company’s proxy statement each year. In 2018, 99.65% of the shares represented at the meeting approved the Say on Pay proposal. The Committee considered this result as a factor in its decision to maintain the general design of the Company’s compensation programs.

Executive Stock Ownership and Retention Requirements

The Committee seeks to encourage meaningful stock ownership by the Company’s executives so as to align their interests more closely with shareholders’ interests. The Committee periodically reviews the Executive Stock Ownership Requirements to ensure the design is consistent with market practice. In consideration of the Company’s LTI design that provides Senior Officers with the opportunity to earn a greater number of shares through the addition of performance share awards and to ensure guidelines are in line with current market practice and those of our peers, the Committee approved the current executive stock ownership and retention requirements. The requirements are expressed as a multiple of base salary for each level of Senior Officer and more closely reflect current market practices, as determined by research performed by the Consultant.

2018 Minimum Stock Ownership Requirements Multiple of Base Salary
CEO	EVP	Other Senior Officers
6x	3x	1.5x

Under the ownership requirements, Senior Officers are required to hold all (100%) of the after-tax shares acquired upon equity award vesting until compliance with the requirements is achieved. Shares counted toward achievement of ownership requirements include: directly owned shares (including those held in retirement plans), shares held by family or trusts, and 60% of unvested restricted stock awards, restricted stock units, and earned unvested performance shares. Although there is not a fixed compliance period, it is expected that new Senior Officers will likely reach the guidelines within five years from their start date. The Committee reviews each executive’s progress towards and compliance with the share ownership requirements on an annual basis. If the required level of ownership is not achieved within a reasonable period of time or an executive falls out of compliance with the requirements, the Committee can eliminate or adjust the amount of any future equity awards. Stock ownership levels must be maintained as long as the executive is employed by the Company as a Senior Officer and is subject to the terms of the Executive Stock Ownership Requirements.

As of March 19, 2018, all Named Executive Officers were in compliance with their stock ownership requirement, other than one who had been in compliance until their requirements substantially increased as a result of being promoted during 2017 and another due to the length of time they have been in their current role. Following a review of competitive market practices, the stock ownership requirement for Ms. Lim-Johnson has been increased from 1.5 to 2 times her annual base salary beginning in 2019.

Incentive Compensation Recovery (“Clawback”) Policy

The Company’s Clawback policy applies to awards granted under STIP and EIP on or after January 1, 2011 to officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934. In early 2019, the application of the “Clawback” Policy was broadened to include all Senior Officers. These officers are required to repay or forfeit, to the fullest extent permitted by law and as directed by the Committee, any performance-based annual or long-term incentive compensation, based on the achievement of financial results that were subsequently restated due to the Company’s material non-compliance with the financial disclosure requirements of the federal securities laws, provided the amount of incentive compensation that would have been received or earned would have been lower had the financial results been properly reported. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, when the SEC or Nasdaq implements rules and regulations. The Clawback policy was included as part of the Company’s updated Insider Trading Policy and Section 16 Compliance Procedures in 2018.

Compensation Discussion and Analysis

Hedging and Pledging of Shares

The Company’s Insider Trading Policy and Section 16 Compliance Procedures strictly prohibit the Company’s Directors and all employees, including the Named Executive Officers, from engaging in hedging, monetization, or other derivatives or speculative transactions in securities of the Company. This includes short sales, failing to deliver Company securities sold, put or call options, equity swaps, collars, forward sale contracts, exchange funds, holding Company securities in a margin account, or pledging Company securities as collateral for a loan. The EIP does not allow the pledging, sale, assignment or transfer of shares in any manner, except if the Committee determines that a transfer will not violate any requirements of the SEC or IRS. The Committee may permit an inter vivos transfer by gift to, or for the benefit of, a family member of the grantee.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Prior to 2018, Section 162(m) of the Code placed a limit of $1 million on the amount of nonperformance-based compensation that could be deducted for tax purposes for the CEO and the other three highest paid executives (excluding the CFO) listed in the Summary Compensation Table. The Company’s compensation programs were generally designed to qualify for the performance-based exception to this limit. Beginning in 2018, effective with the Tax Cuts and Jobs Act (‘the Act”) that was enacted in December 2017, the corporate tax deduction previously available for performance-based compensation above $1 million for Named Executive Officers has been eliminated. This means that pay to each Named Executive Officer in excess of $1 million will no longer be tax deductible. Transitional relief is available under the new tax rules where a written, binding contract was in effect on November 2, 2017 and is not materially modified after that date. We will continue to comply with the requirements of Section 162(m) to the extent to which our outstanding LTI awards are determined to be tax deductible under the transitional relief. Now that the performance-based exception is no longer available, the Company will no longer include reference to Section 162(m) related limitations or provisions or shareholder approval for this purpose. However, management and the Committee have decided to retain as good governance, certain practices that had been in place previously for Section 162(m) purposes. These practices include: specification of guidelines for the adjustment of special items, establishing performance goals within the first ninety days of a performance period, and requiring the Committee’s certification of results prior to the payout of any award.

Compensation Committee Report

Prior to and at the Board of Directors meeting held on March 19, 2019, the Compensation Committee members reviewed and discussed the Compensation Discussion and Analysis presented in this Proxy Statement. Based on its review and subsequent discussions with management, the Committee and Board approved the Compensation Discussion and Analysis and directed management to include it in this Proxy Statement.

This report is submitted by the Compensation Committee of the Board of Directors.

ROBERT S. CUBBIN, CHAIR
LESLIE A. MURPHY, VICE CHAIR
GERALD S. ADOLPH
JANE E. DUTTON
TERRENCE B. LARKIN
DONALD R. PARFET

2018 Executive Compensation Tables

Summary Compensation Table 2018

Name and Principal Position	Year	Salary(1) ($)	Bonus ( $)	Stock Awards (2) (3) ( $)	Option Awards ( $)	Non-Equity Incentive Plan Compensation ( $)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($ )	Total ( $)
George S. Corona	2018	1,000,000	—	2,257,096	—	608,400	—	43,689	3,909,185
President and Chief Executive Officer	2017	875,852	—	1,893,664	—	1,051,064	—	38,438	3,859,019
	2016	655,000	—	995,138	—	—	—	58,260	1,708,397
Olivier G. Thirot	2018	547,271		807,586		204,898		73,482	1,633,238
Executive Vice President and Chief Financial Officer	2017	533,500		701,381		400,045		45,867	1,680,793
	2016	515,000	—	568,650	—	—	—	729,947	1,813,597
Teresa S. Carroll	2018	575,000		807,586		349,578		54,267	1,786,432
EVP and President of Global Talent Solutions and General Manager - Global Solutions, Marketing, and HR	2017	548,011	—	784,666	—	437,723	—	35,542	1,805,942
	2016	500,000	—	568,650	—	104,125	—	39,439	1,212,214
Peter W. Quigley	2018	575,000		807,586		214,561		53,173	1,650,321
EVP and President of Global Staffing and General Manager-Global IT, Global Service, and Global Business Services	2017	548,011		784,666		416,443		30,077	1,779,197
	2016	500,000	—	568,650	—	—	—	48,032	1,116,682
Hannah S. Lim-Johnson	2018	348,346	—	341,075		105,967	—	18,355	813,743
Senior Vice President and Chief Legal Officer

(1)	Represents 2016, 2017, and 2018 actual base salary earnings.
(2)

Grant date fair value is determined by multiplying the number of shares granted by the Market Value (MV) on the grant date. MV is determined by the closing price on the date of grant. The MV for the Restricted Stock Units granted to all named officers on February 14, 2018 is $29.27, on February 15, 2017 is $21.95, and on February 17, 2016 is $16.44. The target Performance Share awards that are based on financial measures are valued using the closing stock price on the date of grant, discounted because these shares are not eligible for dividends. The resulting value for the 2018 grant on February 14, 2018 is $28.40, the 2017 grant on February 15, 2017 is $21.07, and the 2016 grant on February 17, 2016 is $15.85. The target Performance Share awards that are based on the Relative TSR measure are valued using a Monte Carlo valuation method, based on the MV at the date of grant. The value for the 2018 grant on February 14, 2018 is $31.38, the 2017 grant on February 15, 2017 is $20.16, and the 2016 grant on February 17, 2016 is $19.73. The MV for the May 10, 2017 grants of Restricted Stock Units to Messrs. Corona and Quigley, as well as Ms. Carroll, is $21.93. The MV for the Performance Shares granted on May 10, 2017 to Messrs. Corona and Quigley, as well as Ms. Carroll, is $21.05 for shares based on financial measures, and $20.14 for the shares based on the Relative TSR measure. Please reference the Performance Shares section of Note 13. Stock-Based Compensation of the Company’s 2018 10-K filing for details of the assumptions used in the Monte Carlo valuation.

(3)

The maximum number of shares and award value for Performance Share awards for the 2018-2020 performance period is 200% of target shares granted. The table below shows the maximum number of shares and value for Performance Share awards based on achievement of financial measures using the values of $28.40 for shares granted February 14, 2018 and for Performance Share awards based on achievement of the Relative TSR measure using the value of $31.38 for shares granted February 14, 2018, as explained in the previous footnote.

2018 Executive Compensation Tables

Name	Maximum Number of Performance Shares	Maximum Value of Performance Shares
George S. Corona	115,308	$3,389,286
Olivier G. Thirot	41,256	$1,212,651
Teresa S. Carroll	41,256	$1,212,651
Peter W. Quigley	41,256	$1,212,651
Hannah S. Lim-Johnson	17,424	$512,149

(4)

Amounts for named executive officers include premiums paid for life insurance, company matching contributions to the Management Retirement Plan (MRP), and Medicare tax gross-ups on those MRP contributions. (See table below.) The MRP is a non-qualified defined contribution deferred compensation plan available to all highly compensated employees, including the named executive officers. No highly compensated employees as outlined by Section 414(q)(1)(B)(i) of the Internal Revenue Code, including the Named Executive Officers, are eligible to participate in the Company’s tax-qualified retirement plan. Company contributions to the MRP include the Company match on participant deferrals as explained in the Retirement Plan section of this document. The amount reported for Mr. Thirot includes use of the Company’s vacation property, and also the following 2018 carryover costs associated with his international assignment from Switzerland to the U.S. during 2014 to 2016: tax preparation fee of $14,353, and visa support expense of $8,278. The total value of perquisites provided to each Named Executive Officer (other than Mr. Thirot) in 2018 was less than $10,000 and, in accordance with reporting regulations, were not required to be included in this table. Amounts reported in this column for 2016 have been restated to remove dividends and dividend equivalents earned on outstanding RSA and RSU awards, as dividends are included in the grant date fair value of the award.

Name	Group Term Life Premiums	Company Matching MRP Contributions	MRP Medicare Gross-ups	Use of Vacation Property	International Assignment Carryover Cost	Total All Other Compensation
George S. Corona	$2,070	$40,000	$1,619	—	—	$43,689
Olivier G. Thirot	$1,472	$47,366	$1,915	$98	$22,631	$73,482
Teresa S. Carroll	$1,587	$50,636	$2,044	—	—	$54,267
Peter W. Quigley	$1,587	$49,572	$2,014	—	—	$53,173
Hannah S. Lim-Johnson	$938	$17,417	$0	—	—	$18,355

2018 Executive Compensation Tables

Grants of Plan-Based Awards 2018(1)

								All Other	Grant
								Stock	Date Fair
								Awards:	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number	Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			of Shares	and
		Plan Awards (3)			Awards (4)			of Stock	Option
Name	Grant Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (5) (#)	Awards (6) ($)
George S. Corona	STIP	325,000	1,300,000	2,600,000
	2/14/2018				14,415	57,654	115,308		1,694,643
	2/14/2018					19,216			562,452
Olivier G. Thirot	STIP	109,454	437,817	875,634
	2/14/2018				5,157	20,628	41,256		606,326
	2/14/2018					6,876			201,261
Teresa S. Carroll	STIP	128,297	488,750	977,500
	2/14/2018				5,157	20,628	41,256		606,326
	2/14/2018					6,876			201,261
Peter W. Quigley	STIP	109,969	488,750	977,500
	2/14/2018				5,157	20,628	41,256		606,326
	2/14/2018					6,876			201,261
Hannah S. Lim-Johnson	STIP	56,606	226,425	452,850
	2/14/2018				2,178	8,712	17,424		256,075
	2/14/2018					2,904			85,000

(1)	The Company has not granted stock options since 2004, including 2018. Accordingly, this column has been eliminated from the table.
(2)	Long-term incentive grants to named executive officers, consisting of Restricted Share Units and Performance Shares, were approved by the Committee at its February 14, 2018 meeting.
(3)

Payout for threshold performance under the STIP for Messrs. Corona and Thirot, and Ms. Lim-Johnson was 25% of each named executive officer’s target payout amount, as payouts were based 100% on corporate measures and goals. In addition to corporate measures, business unit measures are included in the STIP goals for Ms. Carroll and Mr. Quigley, which have payouts for threshold performance ranging from 20% to 50% of each named executive officer’s target payout amount. The weighted average payout for all performance measures at a threshold level of performance is equal to approximately 26.3% of the target payout amount for Ms. Carroll, and 22.5% of the target payout amount for Mr. Quigley. For the corporate measures, achievement between threshold and intermediate, intermediate and target, and target and maximum levels is interpolated on a straight-line basis. For Ms. Carroll’s and Mr. Quigley’s business unit measures, there is no straight-line interpolation between payout levels of the payout schedule. The required level of performance for each payout level must be achieved in order to earn the corresponding payout amount. STIP maximum payout is 200% of target with an individual maximum payout of no more than $3,000,000 as required under the terms of the amended and restated STIP, effective February 12, 2015.

(4)

Performance Shares granted in 2018 are earned based upon achievement of two financial measures and a Relative TSR measure. These three measures are equally weighted. Achievement of a threshold level of performance on any measure results in 25% of the target shares being earned. Achievement of an intermediate level of performance (halfway between threshold and target) results in 75% of the target shares being earned. Achievement of the maximum level of performance on any measure results in 200% of the target shares being earned by the named executive officer. Achievement between these levels is interpolated on a straight-line basis. Restricted Share Units, with a one-year performance hurdle, were granted to each of the Named Executive Officers in 2018. Achievement of the one-year performance hurdle will trigger the awards to vest ratably on each of the first four anniversaries of the date of grant (25% per year). If the one-year performance hurdle is not achieved, all shares will be forfeited. The performance hurdle was achieved for 2018.

(5)	There were no Restricted Share awards granted to the Named Executive Officers during the 2018 plan year.
(6)

Grant date fair value is determined by multiplying the target number of shares granted by the MV on the grant date. MV is determined by the closing price on the date of grant. The MV for the Restricted Share Units granted to all named officers on February 14, 2018 is $29.27. The target Performance Share awards that are based on financial measures are valued using the closing stock price on the date of grant, discounted because these shares are not eligible for dividends. The resulting value for the 2018 grant on February 14, 2018 is $28.40. The target Performance Share awards that are based on the Relative TSR measure are valued using a Monte Carlo valuation method, effective the date of grant. The value for the 2018 grant of Performance Shares based on the Relative TSR measure on February 14, 2018 is $31.38.

2018 Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year End 2018(1)

Stock Awards
Name	Grant Year	Number of Shares or Units of Stock That Have Not Vested(2)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares , Units or Other Rights That Have Not Vested(4) ($)
George S. Corona	2018 2017 2016 2015	19,216 15,144 42,582 4,375	389,316 306,817 862,711 88,638	24,024 64,067	486,726 1,297,997
Olivier G. Thirot	2018 2017 2016 2015	6,876 6,244 24,333 1,250	139,308 126,503 492,987 25,325	8,595 22,894	174,135 463,832
Teresa S. Carroll	2018 2017 2016 2015	6,876 6,987 24,333 2,500	139,308 141,557 492,987 50,650	8,595 25,621	174,135 519,081
Peter W. Quigley	2018 2017 2016 2015	6,876 6,987 24,333 2,500	139,308 141,557 492,987 50,650	8,595 25,621	174,135 519,081
Hannah S. Lim-Johnson	2018 2017	2,904 5,100	58,835 103,326	3,630	73,544

(1)

The Company did not grant stock options during the 2018 fiscal year. All previously outstanding granted stock options for the Named Executive Officers expired during the 2014 fiscal year. As a result, there are no outstanding options to report and, accordingly, these columns have been eliminated from the table.

(2)	All outstanding restricted stock awards/unit grants vest ratably over 4 years. The number of outstanding shares has been determined as of December 31, 2018.
(3)

2016 total includes performance shares earned based upon the 2016-2018 level of achievement for all financial measures, and performance shares earned based upon the 2016-2018 level of achievement for the Relative TSR measure. 2017 and 2018 totals include restricted stock units granted with a performance hurdle that was achieved for each of the respective years.

(4)	The market value is determined based on the closing market price of our common shares on the last trading day of the 2018 fiscal year, December 28, 2018 ($20.26).
(5)

Performance shares granted in 2017 and 2018 are earned based upon achievement of selected financial measures and a Relative TSR measure over a three-year period. If the minimum or threshold performance is not attained, the performance shares will be forfeited. In accordance with SEC reporting requirements, the total shares shown in this table for the 2017 grant reflect target performance for two of the three measures and intermediate performance for one of the three measures that were selected for that grant. The total shares shown for the 2018 grant reflect threshold performance for two of the three measures, and intermediate performance for one of the three measures. Performance will not be known until early 2020 for the 2017 grant, and early 2021 for the 2018 grant. If the Company does not attain the cumulative results assumed for this disclosure over the three- year period, the number of shares received by the Named Executive Officers upon settlement will be reduced.

2018 Executive Compensation Tables

Option Exercises and Stock Vested 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
George S. Corona	—	—	100,946	2,865,076
Olivier G. Thirot	—	—	31,222	890,454
Teresa S. Carroll	—	—	53,736	1,544,450
Peter W. Quigley	—	—	53,736	1,544,450
Hannah S. Lim-Johnson	—	—	1,700	43,163

(1)	Value Realized on Vesting is calculated by multiplying the shares vested times the stock closing price on the day of vesting.

Nonqualified Deferred Compensation 2018

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals / Distributions (4) ($)	Aggregate Balance at Last Fiscal Year End(5) ($)
George S. Corona	80,000	40,000	40,376	—	2,071,289
Olivier G. Thirot	254,750	47,366	(5,180)	—	381,965
Teresa S. Carroll	101,272	50,636	(87,603)	(24,123)	1,725,534
Peter W. Quigley	99,144	49,572	(57,540)	—	1,379,224
Hannah S. Lim-Johnson	52,252	17,417	(7,765)	—	82,197

(1)

Executives may defer a percentage of their base salary (up to 25%) and annual incentive earnings (up to 50%) for retirement. These amounts, as applicable, are reported as a part of the salary or incentive earnings found in the Summary Compensation Table.

(2)

Registrant Contributions in Last Fiscal Year above represent Company matching contributions (50% of the first 10% of salary and annual incentive deferrals), and they are also reported as All Other Compensation in the Summary Compensation Table. All but one of the Named Executive Officers have met the three-year vesting requirement for the Company match.

(3)

Represents actual earnings (or loss) from the investment of the prior year aggregate balance plus the earnings on current year executive and Company contributions. The aggregate earnings are based on investment options that are also offered to employees who participate in the Company’s tax-qualified 401(k) plan. As these earnings are not “above market” interest payments or preferential earnings, they are not included in the Summary Compensation Table.

(4)

Participants may elect to receive distributions after separation from service, the later of a specified age and separation of service or a scheduled in-service distribution. Amounts may be paid as a lump sum, monthly installments for up to 20 years, or a combination of the two as elected by the participant. Ms. Carroll received a scheduled in-service distribution from her account in 2018.

(5)

Amounts reported in this column include the following amounts that have been reported in the Summary Compensation Table for fiscal years 2006-2018: George S. Corona ($1,316,939); Named in the proxies for fiscal years 2013-2018: Peter W. Quigley ($663,136); Named in the proxies for fiscal years 2015-2018: Olivier G. Thirot ($382,141) and Teresa S. Carroll ($456,784); Named in the proxy for fiscal year 2018: Hannah Lim-Johnson ($69,669).

Potential Payments Upon Termination 2018

Summary of Potential Payments

This section describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment under certain circumstances. Named Executive Officers would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the Potential Payments Upon Termination table. The Company

2018 Executive Compensation Tables

does not maintain employment agreements with our Named Executive Officers. The table following the narrative discussion summarizes the amounts payable upon termination under certain circumstances to our Named Executive Officers, assuming that the executive’s employment terminated on December 30, 2018, the last day of our fiscal year.

Senior Executive Severance Plan

The Company implemented the Senior Executive Severance Plan (“Severance Plan”) for a limited number of Executive Officers in March 2017. Messrs. Corona, Thirot and Quigley, and Ms. Carroll are the only participants in the plan. Described below and illustrated in the table, Potential Payouts Upon Termination, are the different elements payable under the Severance Plan if a Named Executive Officer who is a party to the Severance Plan would experience a qualifying termination. All continuation amounts would be paid over the salary continuation period in compliance with Section 409A of the Code. Ms. Lim-Johnson is covered in the General Severance Plan as outlined in the next section.

If one of the eligible Named Executive Officers were to have experienced a qualifying termination under the Severance Plan in 2018, the Named Executive Officer would have been entitled to severance benefits based on the type of qualified termination and whether they were a Tier 1 or a Tier 2 participant. Mr. Corona is the only Tier 1 participant in the Severance Plan. Messrs. Thirot and Quigley, and Ms. Carroll are Tier 2 participants in the Severance Plan. A “qualified termination” is any termination of a participant’s employment: by the Company other than for cause, disability or death; or for “good reason” by a participant in connection with a change in control.

For a qualified termination that occurs not in connection with a change in control, a Tier 1 participant would receive severance payments in the form of base salary continuation for a period of twenty-four months, and a Tier 2 participant would receive severance payments in the form of base salary continuation for a period of eighteen months. In addition, Tier 1 and Tier 2 participants would receive a prorated portion of their annual incentive compensation for the fiscal year in which the termination occurred, based on the actual performance results for the year. The pro rata annual incentive payout will be determined based on the number of calendar days the eligible Named Executive Officer was actually employed during such plan year. Prorated annual incentive awards are paid at the same time that incentive compensation for the same year are paid to the other Senior Officers of the Company, following certification by the Committee that applicable performance goals have been attained. Salary continuation amounts would be paid by the Company in installments over the severance period and in accordance with the Company’s standard payroll practice, subject to the requirements of Section 409A.

For a qualified termination that occurs in connection with a change in control, a Tier 1 participant would receive a single lump sum severance payment equal to two (2) times the sum of the participant’s annual base salary and target annual incentive compensation. A Tier 2 participant would receive a single lump sum severance payment equal to one and one-half (1.5) times the sum of the participant’s annual base salary and target annual incentive compensation. In addition, Tier 1 and Tier 2 participants would receive a prorated portion of their annual incentive compensation. If the qualifying termination occurred in the same year as the change in control, a prorated portion of the participant’s annual incentive compensation is paid based on achievement of a target level of performance. If the qualifying termination occurred in the two years following a change in control, a prorated portion of the participant’s annual incentive compensation is paid based on the actual performance results achieved for the year. Any pro rata annual incentive payout will be determined based on the number of calendar days the eligible Named Executive Officer was actually employed during such plan year. Prorated annual incentive awards are paid in a lump sum at the same time that incentive compensation for the same year are paid to the other Senior Officers of the Company, following certification by the Committee that applicable performance goals have been attained. Participants are subject to a best-net cutback for 280G excise tax calculations with no excise tax gross-ups provided under the Severance Plan.

Subject to the participant’s timely election of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company would provide comparable medical (including prescription drug), dental, vision, and hospitalization benefits to the eligible Named Executive Officer and his or her eligible dependents for the severance period, provided the Named Executive Officer continues to pay the applicable employee rate for such coverage and the Named Executive Officer remains eligible for COBRA coverage. The severance period for a Tier 1 participant is 24 months and for a Tier 2 participant is 18 months.

The eligible Named Executive Officer will be entitled to receive reimbursement for professional outplacement services actually incurred during the initial 12-month period following termination, not to exceed $10,000.

The eligible Named Executive Officers, as a condition to receiving payments under the Severance Plan, are required to agree not to directly or indirectly, individually or in any capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity, that is in direct competition with the business of the Company for the 12 months following termination.

During the 12 months following termination, the eligible Named Executive Officers must also agree to not induce any employee of the Company to terminate employment with the Company, nor knowingly offer employment to any person who 2018 Executive Compensation Tables is or who was employed by the Company unless such person has ceased to be employed by the Company for a period of at least six months.

2018 Executive Compensation Tables

Named Executive Officers covered under the Severance Plan may not disparage, slander, or injure the business reputation or goodwill of the Company.

Named Executive Officers must maintain as secret and confidential all protected information such as trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including but not limited to customer lists, sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Named Executive Officer.

Noncompliance with any of the above may result in the loss of severance benefits.

General Severance Plan

The General Severance Plan was amended and restated effective March 27, 2017 to include the Senior Officers who are not covered by the Senior Executive Severance Plan. Ms. Lim-Johnson is the only Named Executive Officer in 2018 who participates in this plan. Described below and illustrated in the table, Potential Payouts Upon Termination, are the different elements payable under the General Severance Plan if Ms. Lim-Johnson would experience an involuntary termination of employment. All continuation amounts would be paid over the salary continuation period in compliance with Section 409A.

If Ms. Lim-Johnson were to have experienced an “involuntary termination of employment” under the General Severance Plan in 2018, she would have been entitled to severance benefits. “Involuntary termination of employment” is defined in the General Severance Plan as the termination of employment of an eligible employee by the employer, other than: for cause; as a result of his or her failure to accept such additional or revised responsibilities as communicated by the employer; by reason of the sale of his employer or any portion of the employer’s assets or divisions (whether by asset or stock sale), provided he or she is offered employment with the purchaser thereof; or a voluntary termination of employment of any kind.

For an involuntary termination, an eligible employee would receive severance payments in the form of base salary continuation for a period of weeks that is determined based on his or her job title/level and years of service. Ms. Lim-Johnson would have been eligible for 26 weeks of severance as of December 30, 2018. Salary continuation amounts would be paid by the Company in installments and in accordance with the Company’s standard payroll practice, subject to the requirements of Section 409A.

Subject to the eligible employee’s timely election of continued coverage under COBRA and the Company’s receipt of the signed severance agreement, the Company would provide comparable medical (including prescription drug), dental, vision, and hospitalization benefits to the eligible Named Executive Officer and his or her eligible dependents for a period of time that is determined based on the number of weeks of severance that the employee is eligible for. The Company pays the full cost of COBRA during the severance period. Following completion of the severance period, the employee is responsible for the full cost of maintaining COBRA benefits. Based on the number of weeks of severance that Ms. Lim-Johnson would have been eligible for, she would have received six months of company-paid COBRA premiums.

The eligible Named Executive Officer will be entitled to receive reimbursement for professional outplacement services actually incurred during the initial 6-month period following termination, not to exceed $7,500.

Severance benefits under the General Severance Plan are conditioned upon the terms of the severance agreement that include: non-competition; non-solicitation of employees or customers; maintaining confidentiality of information and trade secrets of the Company and all affiliates; and non-disparagement of the Company and all officers and employees.

Treatment of Long-Term Incentive Awards

Each equity-based award is conditioned upon the grantee’s acceptance of the terms of the EIP and the grant agreement, which includes restrictive covenants such as post-employment conditions not to solicit the Company’s employees or customers and not to compete against the Company for twelve months following any termination of employment, and indefinite covenants covering non-disparagement and confidentiality terms. Each of our Named Executive Officer’s performance-based equity awards is subject to the Company’s Clawback Policy, which was described earlier in this document. Provisions for the treatment of long-term incentive awards upon various termination scenarios are outlined in the table below.

2018 Executive Compensation Tables

Termination	Restricted Stock/Units (Time Vesting)	Performance Shares (Performance and Time Vesting)

Termination not for Cause in connection with a Change-in-Control	Immediate Vesting	Immediate Vesting at Target

Other Termination not for Cause	Forfeit	Prorated based on actual results (as determined at the end of the cycle), subject to employment for at least one year after the date grant was approved

Termination for Good Reason in connection with a Change-in-Control	Forfeit	Forfeit

Termination for Cause	Forfeit	Forfeit

Voluntarily Quit	Forfeit	Forfeit

Retirement	Forfeit	Prorated based on actual results (as determined at the end of the cycle) for “Normal Retirement” defined as age 62 with 5 years of service

Death or Disability	Prorated	Prorated based on actual results

Based on the terms of the severance plans and treatment of LTI awards for each upon termination of employment as outlined above, the table below illustrates the amounts that each Named Executive Officer would receive in each of the potential termination scenarios.

2018 Executive Compensation Tables

Event and Amounts	George S. Corona ($)	Olivier G. Thirot ($)	Teresa S. Carroll ($)	Peter W. Quigley ($)	Hannah S. Lim-Johnson ($)
Involuntary Termination (For Cause )
No other payments due
Voluntary Termination
No other payments due
Death or Disability
Performance Shares (Equity-Based)(1)	2,045,369	883,518	923,701	923,701	58,835
Restricted Shares (2)	304,609	125,936	148,870	148,870	23,866
Total	2,349,978	1,009,454	1,072,571	1,072,571	82,701
Normal Retirement (Age 62 and 5 Years of Service)
No other payments due	n/a	n/a	n/a	n/a	n/a
Involuntary Termination (Not For Cause )
Cash Severance (3)	2,000,000	825,000	862,500	862,500	175,000
Pro-Rated Annual Incentive (4)	608,400	204,898	349,578	214,561	—
Performance Shares (Equity-Based)(1)	1,656,012	744,211	784,393	784,393	—
Restricted Shares (2)	—	—	—	—	—
Benefits Continuation (5)	26,435	19,772	25,798	19,511	8,634
Outplacement Services (6)	10,000	10,000	10,000	10,000	7,500
Total	4,300,847	1,803,881	2,032,270	1,890,966	191,134
Termination in Connection with a Change-in-Control - For Good Reason
Cash Severance (3)	4,600,000	1,485,000	1,595,625	1,595,625	—
Pro-Rated Annual Incentive (4)	1,300,000	440,000	488,750	488,750	—
Performance Shares (Equity-Based)(1)	—	—	—	—	—
Restricted Shares (2)	—	—	—	—	—
Benefits Continuation (5)	26,435	19,772	25,798	19,511	—
Outplacement Services (6)	10,000	10,000	10,000	10,000	—
Total	5,936,435	1,954,772	2,120,173	2,113,886	—
Termination in Connection with a Change-in-Control - Not For Cause
Cash Severance (3)	4,600,000	1,485,000	1,595,625	1,595,625	175,000
Pro-Rated Annual Incentive (4)	1,300,000	440,000	488,750	488,750	—
Performance Shares (Equity-Based)(1)	3,296,079	1,330,798	1,391,072	1,391,072	176,505
Restricted Shares (2)	935,441	377,236	417,620	417,620	162,161
Benefits Continuation (5)	26,435	19,772	25,798	19,511	8,634
Outplacement Services (6)	10,000	10,000	10,000	10,000	7,500
Total	10,167,955	3,662,806	3,928,865	3,922,578	529,800

(1)

In the event of a Named Executive Officer’s termination of employment due to disability, death, normal retirement (defined as age 62 with five years of service), or termination by the Company without Cause, at the end of the performance period and following approval by the Compensation Committee, the Named Executive Officer (or the Named Executive Officer’s beneficiary) would receive a pro rata portion of the equity-based Performance Award that would have otherwise vested if employment had continued until the end of the performance period, based on the portion of the performance period that the officer was employed and based on the performance level achieved. For termination by the Company without Cause, the Named Executive Officer must have been employed for at least one year following the date of each grant in order to be eligible to receive prorated performance shares. As such, the values of the 2018 performance shares are not included in the totals for this termination event. Amounts shown in the table above include 2016 performance shares based on financial measures and the Relative TSR measure that were earned but not yet vested with certification by the Committee to occur in early 2019, and for the 2017 and 2018 performance shares a prorated target level of performance for all measures as performance is not yet known and will be determined at the end of the performance period in early 2020 and early 2021 respectively. Upon the event of a Change in Control, if awards are not assumed, converted, or replaced by the resulting entity, all vesting restrictions on outstanding Performance Awards shall lapse, with any applicable performance goals deemed to be satisfied as if “target” performance had been achieved and all such Awards become fully vested and exercisable, effective as of the date of such Change in Control. The value under the pro rata settlement, or Change in Control settlement (assuming the December 28, 2018 stock value of $20.26) is shown in the table.

2018 Executive Compensation Tables

(2)

In the event of a Named Executive Officer’s termination of employment due to disability or death, the Named Executive Officer (or the Named Executive Officer’s beneficiary) would receive a pro rata settlement of unvested restricted shares outstanding at the time of termination. For each grant of restricted stock awards/units, the number of shares settled would equal the total number of restricted shares originally granted times the ratio of days employed since the grant date divided by total number of days in the vesting period less the number of restricted shares already settled on the anniversary dates of the grant. Upon the event of a Change in Control, if awards are not assumed, converted, or replaced by the resulting entity, all vesting restrictions on outstanding Restricted Share awards/units shall lapse, and all such Awards become fully vested and exercisable, effective as of the date of such Change in Control. The value under the prorated settlement, or Change in Control settlement (assuming the December 28, 2018 stock value of $20.26) is shown in the table.

(3)

Per the Kelly Services Inc. Senior Executive Severance Plan, for involuntary termination without cause and for termination for good reason, the value of cash severance includes base salary continuation for Mr. Corona for 24 months, and Messrs. Quigley, Thirot and Ms. Carroll for 18 months. For payments under Change in Control, with qualifying termination, Mr. Corona would receive a lump sum payment equal to 2 times the sum of his annual base salary and target annual incentive; and Messrs. Quigley, Thirot and Ms. Carroll would receive a lump sum payment equal to 1.5 times the sum of base salary and target annual incentive. Ms. Lim-Johnson is covered under the Kelly Services Inc. General Severance plan and is eligible to receive base salary continuation for 26 weeks, only for involuntary termination by the company without cause, with or without a change in control.

(4)

In the event of an involuntary termination by the Company without cause, or termination by the Named Executive Officer for good reason in connection with a change in control, Messrs. Corona, Quigley, Thirot and Ms. Carroll are eligible to receive a pro rata portion of their annual incentive compensation for such fiscal year that would otherwise be paid if his or her employment or service had continued until the end of such performance period based on the actual results for such year. The value of pro rata target incentive with respect to year of termination represents the calculated target incentive for the Named Executive Officers if they had terminated on December 30, 2018. The severance plan covering Ms. Lim-Johnson does not provide payment for annual incentive compensation, regardless of termination reason.

(5)

The value of the health care benefit provided is calculated as the Company-paid portion of the medical plan cost, times the number of months eligible according to the applicable severance plan. Coverage can include medical, dental, and vision (assumes no change in Health Plan or coverage type) and assumes a 10% health care coverage cost increase in second year (as applicable). Named Executive Officers participating in the Senior Executive Severance Plan continue to pay the employee rate for COBRA coverage during the severance period. Named Executive Officers participating in the General Severance Plan are not required to pay the employee portion of COBRA during the severance period as the Company covers the full COBRA cost.

(6)

Represents the maximum allowed benefit for reimbursement of outplacement services for participants in the applicable severance plan. The severance plan that covers Ms. Lim-Johnson does not provide outplacement benefits in any termination scenario outside of involuntary termination by the Company without cause.

The Named Executive Officers would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table and the Nonqualified Deferred Compensation table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment or certain types of termination of employment. These include accrued salary and vacation pay, and life insurance benefits.

CEO Pay Ratio

CEO Pay Ratio

As required by Section 953(b) of Dodd-Frank and Item 402(u) of Regulation S-K, we are providing the required information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Corona, our President and Chief Executive Officer (the “CEO”), as follows:

For fiscal 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than Mr. Corona, our President and CEO), was $7,985;

•	The annual total compensation of Mr. Corona, our President and CEO, was $3,909,185; and

•	Based on this information, the ratio of the annual total compensation for our President and CEO to the median of the annual total compensation of all employees is 490 to 1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for determining the employee population and identifying the median employee provide companies with flexibility surrounding the elements of compensation to be included and various methodologies for gathering the employee population for inclusion in the analysis. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, and may utilize different methodologies, exclusions, estimates, samplings and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology that we used and the material assumptions and adjustments that we used to identify the median and determine annual total compensation are outlined below:

•

Our workforce consists of regular employees (employees who provide services to the Company) and those employees for whom we find employment as temporary workers. While services may be provided inside the facilities of our customers, we remain the employer of record for our temporary employees. We retain responsibility for employee assignments, the employer’s share of all applicable payroll taxes and the administration of the employee’s share of these taxes. In most cases, we determine the compensation for our temporary employees.

•

Our median employee in 2017 was a temporary employee, and as such we determined to not use that same employee in determining our 2018 CEO pay ratio. Due to the variance in assignment lengths, the number of assignments worked in a year, and potentially the compensation rate for each assignment, it is unlikely that the median employee in 2017 would be the median employee again in 2018. As a result, we conducted a similar compensation data gathering exercise for 2018 as we had for 2017 to determine the median employee.

•

We selected December 30, 2018, which is a date within the last three months of fiscal 2018, as the date we would use to both gather compensation for the year and identify our median employee. We did this to ensure we had a full year of earnings for our temporary employees as we are not able to estimate what earnings for that group would be under a partial year scenario.

•	As of December 30, 2018, our employee population totaled 133,466 and consisted of all regular and temporary employees that were actively on assignment and being paid as of that date.

Category	U.S.	Non U.S.	Total
Regular	4,809	2,883	7,692
Temporary	66,662	59,112	125,774

TOTAL	71,471	61,995	133,466

•	The vast majority of our employees, about 94%, are temporary employees who work anywhere from one week to fifty-two weeks in a calendar year.

•	Approximately 46% of our employee population are located in twenty-two countries outside of the U.S.

CEO Pay Ratio

•

To identify the “median employee” we collected actual base salary earnings and overtime paid for the 12-month period ending December 30, 2018. We used actual base salary earnings and overtime paid as our consistently applied compensation measure. Based on our demographics and the likelihood that our median employee would come from our temporary workforce, we believe this to be the appropriate compensation measure most effectively applied to our employee population.

•	In making this determination, the compensation for all regular employees hired after January 1, 2018 was annualized.

•

Compensation for temporary workers, pursuant to SEC rules, was not annualized, but all earnings for the 12-month period were collected and included all assignments that a temporary employee would have been paid for throughout the year.

•	We did not utilize either the Data Privacy Exemption or the De Minimis Exemption.

•	We did not make any cost-of-living adjustments in identifying the median employee.

•

For purposes of making the determination, employee compensation from locations outside the U.S. was converted to U.S. dollars using the Company’s exchange rates in effect on January 1, 2019, consistent with our current financial reporting.

•

Using this methodology, we determined that our median employee was a temporary employee located in the U.S. with base salary and overtime earnings in the amount of $7,985. This temporary employee worked approximately thirteen weeks during 2018. Our median employee did not receive any other compensation or benefits required under Item 402(u) to be included in the employee’s annual total compensation.

Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR

On an annual basis, the Audit Committee approves and appoints the independent registered public accounting firm. During its February 13, 2019 meeting, PricewaterhouseCoopers LLP (“PwC”) was appointed to audit the consolidated financial statements of the Company for the year ending December 29, 2019. This firm has served as the Company’s independent registered public accounting firm since 1960 and is considered to be well qualified. The reappointment process for the independent registered public accounting firm includes an annual assessment that takes into consideration, but is not limited to, a review of the following:

1.	Quality of services and sufficiency of resources provided by the auditor

	•	Knowledge and skills to meet the Company’s audit requirements

	•	Partner rotation (every 5 years)

	•	Appropriate audit engagement partner

	•	Engagement letter compliance

	•	Industry experience

	•	Results of consultations

	•	Audit cost (fee negotiations included)

	•	Long tenure and familiarity with the Company’s accounting policies

2.	Communication and interaction during the engagements

	•	Professional and open dialog

	•	Accessibility

	•	Current accounting developments conversations

3.	Independence, objectivity, and professional skepticism

	•	Assessment of audit evidence

	•	Internal Audit reliance

The Board of Directors seeks ratification of the appointment of PwC. The representatives of the firm are expected to be present at the Annual Meeting and will be available to respond to all appropriate questions.

Audit and Non-Audit Fees

The Audit Committee is responsible for the compensation (including negotiations) of the independent registered public accounting firm and requires pre-approval of all audit and non-audit services prior to engagement by the Company. In conjunction with the pre-approval, the Committee considers whether non-audit services are consistent with the rules and regulations of the SEC on auditor independence. The authority of the Audit Committee is detailed in its charter, which is posted on the Company’s website at kellyservices.com.

The table below displays the fees incurred from the audit and non-audit services provided by PwC.

	2017	2018
	($)	($)
Audit Fees	4,118,778	3,872,647
Audit Related Fees	56,800	0
Tax Fees	101,300	66,000
All Other Fees	1,800	1,800

Total	4,278,678	3,940,447

Audit Fees: Audits and quarterly reviews of our consolidated financial statements, statutory audits, attestation of controls, issuance of consent, and assistance with review of documents filed with the SEC.

Audit Related Fees: Technical assistance with new accounting standards and services associated with international regulatory reporting.

Tax Fees: Tax and transfer pricing consulting.

All Other Fees: Accounting research.

Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 30, 2018, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with PwC, the matters required to be discussed by the statement on Public Company Accounting Oversight Board AU Section 380 Communication With Audit Committees; and

(3) received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at its February 13, 2019 meeting that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended

December 30, 2018 filed with the SEC. The Board approved this inclusion.

THE AUDIT COMMITTEE

LESLIE A. MURPHY, CHAIR
TERRENCE B. LARKIN, VICE CHAIR
GERALD S. ADOLPH
ROBERT S. CUBBIN
DONALD R. PARFET

Annex A

KELLY SERVICES, INC.

999 West Big Beaver Road

Troy, Michigan 48084-4716

April 8, 2019

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND THE ANNUAL MEETING

Q)    WHO IS MAKING THE SOLICITATION IN THIS PROXY STATEMENT?

A)	This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the
“Board”) of Kelly Services, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held at its corporate offices in Troy, Michigan on May 8, 2019 for the purposes set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which this Proxy Statement and enclosed form of proxy are first being sent to Class B shareholders of the Company is April 8, 2019.

Q)    WHO WILL BEAR THE COST OF THE PROXY SOLICITATION?

A)

The cost of soliciting proxies will be borne by the Company. The solicitation of proxies will be made primarily by mail. The Company may also make arrangements with brokerage houses, custodians, banks, nominees, and fiduciaries to forward solicitation material to beneficial owners of Class B stock held of record by them and to obtain authorization to execute proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

A copy of the Company’s Annual Report and Annual Report on Form 10-K as of December 30, 2018, the close of the Company’s latest fiscal year, has been mailed or otherwise made available to each shareholder of record. The expense of preparing, printing, assembling, and mailing the accompanying form of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition, the Company may reimburse brokers or nominees for their expenses in transmitting proxies and proxy material to principals.

Q)    WHO IS ENTITLED TO VOTE?

A)

Only shareholders of record of our Class B common stock, par value $1.00 per share, at the close of business on March 18, 2019, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Class B common stock is the only class of the Company’s securities with voting rights.

At the close of business on March 18, 2019, the number of issued and outstanding voting securities (exclusive of treasury shares) was 3,432,072 shares of the Class B common stock. Class B shareholders on the record date will be entitled to one vote for each share held of record.

Q)    HOW DO I VOTE?

A)	We encourage Class B shareholders to return their proxies promptly via the enclosed form of proxy in the enclosed postage prepaid envelope or vote via the Internet, QR code scan, or telephone.

Q)    HOW IS MY VOTE COUNTED?

A)

If a proxy in the accompanying form is properly executed, returned to the Company and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Company’s Board of Directors on each of the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders and on any other matters that properly come before the Annual Meeting in such manner as may be determined by the individuals named as proxies.

Q)    CAN I REVOKE MY PROXY AFTER I HAVE SUBMITTED IT?

A)

If the enclosed form of proxy is executed and returned by the shareholder, it may nevertheless be revoked by the person giving it by written notice of revocation to the Corporate Secretary of the Company or by submitting a later dated proxy, provided such notice or later dated proxy is received by 11:59 p.m., Central Time, on May 7, 2019, or by appearing in person at the Annual Meeting.

Annex A

Q)    WHAT CONSTITUTES A QUORUM?

A)

Pursuant to the Company’s By-laws, the holders of 60% of the issued and outstanding shares of Class B common stock who are entitled to vote at a shareholders’ meeting, in person or represented by proxy, will constitute a quorum. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business.

Q)    WHAT IS A BROKER NON-VOTE?

A)

A “broker non-vote” occurs if a broker or other nominee indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, but otherwise has authority to vote at the Annual Meeting. Abstentions and shares subject to broker non-votes will be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

Q)    HOW IS IT DETERMINED IF A MATTER HAS BEEN APPROVED?

A)

Under the Company’s Restated Certificate of Incorporation, Directors are elected by plurality vote and the nominees who receive the greatest number of votes at the Annual Meeting will be elected. Withheld votes and broker non-votes will not be taken into account for purposes of determining the outcome of the election of Directors.

For Proposal 2 and Proposal 3, the affirmative vote of a majority of the Class B shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal will be required to approve each of the other proposals to be considered at the Annual Meeting. Abstentions will have the effect of negative votes with respect to these proposals.

Broker non-votes will not be taken into account for purposes of these proposals.

Q)	WHAT HAPPENS IF ADDITIONAL MATTERS (OTHER THAN THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT) ARE PRESENTED AT THE ANNUAL MEETING?

A)

If any other matters do properly come before the Annual Meeting, all proxies signed and returned by holders of the Class B common stock, if not limited to the contrary, will be voted thereon in accordance with the best judgment of the persons voting the proxies.

Q)    HOW CAN I COMMUNICATE WITH THE BOARD?

A)

Shareholders may communicate with the Board in writing, addressed to the Board of Directors and mailed to the Corporate Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084-4716. All written shareholder communications will be summarized and reported to the Board at its regularly scheduled meetings.

Q)	WHAT IS THE DEADLINE TO SUBMIT SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE COMPANY’S 2020 ANNUAL MEETING OF SHAREHOLDERS?

A)

If a Class B shareholder intends to present a proposal for action at the Company’s 2020 Annual Meeting of Shareholders and wishes to have such proposal considered for inclusion in the Company’s Proxy Statement in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Corporate Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084-4716, no later than December 9, 2019.

The Company’s Amended and Restated Bylaws provide advance notice procedures with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8, beginning in connection with the 2020 Annual Meeting of Shareholders. In general, notice of a shareholder proposal or director nomination must be received by the Company not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting, and must contain specified information to conform to the requirements set forth in the bylaws. To be timely for the 2020 Annual Meeting of Shareholders, the notice must be received by the Company no earlier than January 8, 2020 and no later than February 7, 2020. If the chair of the meeting of shareholders determines that a shareholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2020 Annual Meeting of Shareholders and the proposal fails to comply with the advance notice procedures under the Amended and Restated Bylaws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board to vote on the proposal.

000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Central Time, on May 7, 2019 Online Go to www.envisionreports.com/kelyb or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/kelyb Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 1. Election of Directors: 01 - D.R. Parfet 04 - G.S. Adolph 07 - T.B. Larkin For Withhold 02 - G.S. Corona 05 - R.S. Cubbin 08 - L.A. Murphy For Withhold 03 - C.M. Adderley 06 - J.E. Dutton 09 - T. Wada For Withhold 2. Non-binding advisory vote on executive compensation. For Against Abstain 3. Ratification of PricewaterhouseCoopers LLP as independent accountants for the 2019 fiscal year. For Against Abstain 4. Transacting any other business as may properly come before the Meeting or any postponement or adjournments thereof. B Authorized Signatures — This section must be completed for your vote to be counted. - Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 92BV 413183 J N T 02ZZQC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/kelyb Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/kelyb IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Kelly Services, Inc. + Notice of Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 8, 2019 The undersigned hereby names, constitutes and appoints Teresa S. Carroll and Peter W. Quigley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kelly Services, Inc. Class B Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 8, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. (Continued to be marked, dated and signed, on the other side.) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD +